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ANNEX A TABLE OF CONTENTS

ANNEX A

Agreement of Plan and Merger

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 23, 2002

AMONG

HELMERICH & PAYNE, INC.,

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.,

MOUNTAIN ACQUISITION CO.

AND

KEY PRODUCTION COMPANY, INC.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
ARTICLE 2 THE MERGER
2.1	Distribution and Merger.
2.2	Effect on Capital Stock.
2.3	Cancellation of Stock.
2.4	Stockholders Meeting.
2.5	Closing.
2.6	Effective Time.
2.7	Closing of Transfer Books.
2.8	Exchange of Certificates.
2.9	Company Employee Stock Options, Restricted Stock and Related Matters.
2.10	Spinco Rights Plan.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF HP CO.
3.1	Organization; Qualification.
3.2	Corporate Authority; No Violation.
3.3	Information Supplied.
3.4	Brokers or Finders.
3.5	HP Co. Rights Plan.
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF HP CO. AND SPINCO
4.1	Organization, Qualification.
4.2	Capital Stock and Other Matters.
4.3	Corporate Authority; No Violation.
4.4	Spinco Financial Statements; Liabilities.
4.5	Absence of Certain Changes or Events.
4.6	Investigations; Litigation.
4.7	Licenses; Compliance with Laws.
4.8	Proxy Statement/Prospectus; Registration Statements.
4.9	Information Supplied.
4.10	Environmental Matters.
4.11	Tax Matters.
4.12	Benefit Plans.
4.13	Labor Matters.
4.14	Intellectual Property Matters.
4.15	Material Contracts.
4.16	Brokers or Finders.
4.17	Certain Board Findings.
4.18	Vote Required.
4.19	Stockholder Approval.
4.20	Certain Payments.
4.21	Assets.
4.22	Loans.
4.23	Oil and Gas Reserves.
4.24	Derivative Transactions.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
5.1	Organization, Qualification.
5.2	Capital Stock and Other Matters.
5.3	Corporate Authority; No Violation.
5.4	Company Reports and Financial Statements; Liabilities.
5.5	Absence of Certain Changes or Events.

5.6	Investigations; Litigation.
5.7	Licenses; Compliance with Laws.
5.8	Proxy Statement/Prospectus; Registration Statements.
5.9	Information Supplied.
5.10	Environmental Matters.
5.11	Tax Matters.
5.12	Benefit Plans.
5.13	Labor Matters.
5.14	Intellectual Property Matters.
5.15	Material Contracts.
5.16	Opinion of Company Financial Advisor.
5.17	Brokers or Finders.
5.18	Takeover Statutes.
5.19	Certain Board Findings.
5.20	Vote Required.
5.21	Certain Payments.
5.22	Assets.
5.23	Loans.
5.24	Oil and Gas Reserves.
5.25	Derivative Transactions.
ARTICLE 6 COVENANTS AND AGREEMENTS
6.1	Conduct of Business by the Company Pending the Merger.
6.2	Conduct of Business by Spinco and HP Co. Pending the Merger.
6.3	Proxy Statement/Prospectus.
6.4	Cooperation.
6.5	Letter of Spinco's Accountants.
6.6	Letter of the Company's Accountants.
6.7	HP Co./Spinco Employee Stock Options, Incentive and Benefit Plans.
6.8	Employee Benefit Plans.
6.9	Investigation.
6.10	Reasonable Efforts; Further Assurances.
6.11	No Solicitation by the Company.
6.12	Director and Officer Indemnification; Insurance.
6.13	Rule 145 Affiliates.
6.14	Public Announcements.
6.15	Defense of Litigation.
6.16	Notification.
6.17	Obligations of Merger Sub.
6.18	Conveyance Taxes.
6.19	Accounting Matters.
6.20	Rights Plans.
6.21	Transition Services Agreement.
ARTICLE 7 CONDITIONS TO THE MERGER
7.1	Conditions to the Obligations of Spinco, HP Co., Merger Sub and the Company to Effect the Merger.
7.2	Additional Conditions to the Obligations of HP Co., Spinco and Merger Sub.
7.3	Additional Conditions to the Obligations of the Company.
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVERS
8.1	Termination.
8.2	Effect of Termination.
8.3	Termination Fee; Expenses.

8.4	Amendment.
8.5	Waivers.
ARTICLE 9 MISCELLANEOUS
9.1	Survival of Representations, Warranties and Agreements; Indemnification.
9.2	Expenses.
9.3	Notices.
9.4	Certain Construction Rules.
9.5	Severability.
9.6	Assignment; Binding Effect.
9.7	No Third Party Beneficiaries.
9.8	Limited Liability.
9.9	Entire Agreement.
9.10	Governing Law.
9.11	Counterparts.
9.12	Specific Performance.
9.13	Waiver of Jury Trial.

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of February 23, 2002, is among Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), Helmerich & Payne Exploration and Production Co., a Delaware corporation and a wholly owned subsidiary of HP Co. ("Spinco"), Mountain Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Spinco ("Merger Sub"), and Key Production Company, Inc., a Delaware corporation (the "Company").

        WHEREAS, prior to the Distribution Date (as such term and other capitalized terms are defined in Article 1 hereof), and subject to the terms and conditions set forth in the Distribution Agreement of even date herewith by and between HP Co. and Spinco, in the form attached hereto as Exhibit A (the "Distribution Agreement"), HP Co. intends to transfer or cause to be transferred to Spinco or a Spinco Subsidiary all of the Spinco Assets, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by the Distribution Agreement (the "Contribution");

        WHEREAS, subject to the conditions set forth in the Distribution Agreement, on the Distribution Date, HP Co. intends to distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to the holders as of the Record Date (as defined in the Distribution Agreement) of the outstanding HP Co. Common Stock (the "Distribution");

        WHEREAS, at the Effective Time, the parties intend to effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation of the Merger;

        WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the Merger and (ii) has recommended the adoption of this Agreement by the shareholders of the Company;

        WHEREAS, the Board of Directors of HP Co. (i) has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger and (ii) has determined that the Merger is fair to, and in the best interests of, HP Co. and its stockholders;

        WHEREAS, the Board of Directors of Spinco has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger, and Spinco, as the sole stockholder of Merger Sub, has adopted the Merger Agreement;

        WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Merger; and

        WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 368 and 355 of the Code, respectively, that the Merger qualify under Section 368 of the Code, and that no gain or loss for federal income tax purposes be recognized as a result of the transactions described herein or in the Transaction Agreements.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

        "Action" shall mean any litigation, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

        "Agreement" shall mean this Agreement and Plan of Merger.

        "Approved for Listing" shall mean, with respect to shares of Spinco Common Stock, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

        "Certificate of Merger" shall have the meaning specified in Section 2.6.

        "Certificates" shall have the meaning specified in Section 2.3.

        "Closing" shall have the meaning specified in Section 2.5.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall have the meaning specified in the preamble hereof.

        "Company Acquisition" shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company; (ii) other than product sales in the ordinary course of business, any sale, lease, exchange, transfer or other disposition of the assets of the Company constituting 20% or more of the total assets of the Company or accounting for 20% or more of the total revenues of the Company in any one transaction or in a series of transactions; or (iii) any acquisition by any Person or "group" of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of Company Common Stock that represents or following the acquisition would represent 20% or more of the total outstanding Company Common Stock, including by tender offer, exchange offer, acquisition from the Company, or any similar transaction or series of related transactions.

        "Company Acquisition Proposal" shall mean any proposal regarding a Company Acquisition.

        "Company Benefit Plans" shall have the meaning set forth in Section 5.12(a).

        "Company Common Stock" shall mean the common stock, par value $.25 per share, of Company.

        "Company Consent" shall mean the consent of the Company.

        "Company Disclosure Schedule" shall mean the schedule prepared and delivered by Company to HP Co. and Spinco as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of the Company made in this Agreement.

        "Company Employees" shall have the meaning set forth in Section 5.12(a).

        "Company Preferred Stock" shall mean the Preferred Stock, par value $.01 per share, of the Company.

        "Company Reserve Report" shall have the meaning specified in Section 5.24.

        "Company Rights" shall have the meaning set forth in Section 6.20(b).

        "Company Rights Agreement" shall have the meaning set forth in Section 6.20(b).

        "Company SEC Documents" shall have the meaning specified in Section 5.4(e).

        "Company Stock Options" shall have the meaning set forth in Section 2.9(a).

        "Company Stock Plans" shall mean the Key Production Company, Inc. 1992 Stock Option Plan, the Key Production Company, Inc. Stock Option Plan for Non-Employee Directors and the Key Production Company, Inc. 2001 Equity Incentive Plan.

        "Company Stockholders Meeting" shall have the meaning specified in Section 2.4(a).

        "Company Subsidiaries" shall mean all direct and indirect Subsidiaries of Company.

        "Company Superior Proposal" shall have the meaning specified in Section 6.11(b).

        "Company Voting Debt" shall have the meaning specified in Section 5.2.

        "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of November 2, 2001, between HP Co. and the Company.

        "Continuing Company Employees" shall have the meaning set forth in Section 6.8(a).

        "Continuing Spinco Employees" shall have the meaning set forth in Section 6.8(a).

        "Contract" shall mean any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other binding agreement, obligation, arrangement, commitment or understanding (whether oral or written).

        "Contribution" shall have the meaning set forth in the Recitals hereto.

        "Controlling Person" shall have the meaning specified in Section 9.1(b).

        "Derivative Transaction" shall mean a derivative transaction within the coverage of Statement of Financial Accounting Standards No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of such transactions) or combination of any of such transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements or agreements related to such transactions.

        "DGCL" shall mean the General Corporation Law of the State of Delaware.

        "Disclosure Schedules" shall mean, collectively, the HP Co. Disclosure Schedule, the Spinco Disclosure Schedule and the Company Disclosure Schedule.

        "Distribution" shall have the meaning set forth in the Recitals hereto.

        "Distribution Agreement" shall have the meaning set forth in the Recitals hereto.

        "Distribution Date" shall mean the date and time that the Distribution shall become effective.

        "Effective Time" shall have the meaning specified in Section 2.6.

        "Employee Benefits Agreement" shall mean the Employee Benefits Agreement of even date herewith between HP Co. and Spinco, in the form attached to the Distribution Agreement.

        "Environmental Laws" shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, and any judicial or administrative interpretation thereof, including any guidance document, cleanup standard, Order or determination issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health, safety or natural resources, including the Federal Clean Air Act, the Federal Oil Pollution Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        "Exchange Agent" shall have the meaning specified in Section 2.8(a).

        "Exchange Fund" shall have the meaning specified in Section 2.8(a).

        "Financial Statements" shall have the meaning specified in Section 4.4.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Governmental Authority" shall mean any foreign, federal, state or local court, administrative agency, board, bureau or commission or other governmental department, authority or instrumentality or any subdivision, agency, commission or authority thereof.

        "Group" shall mean the HP Co. Group or the Spinco Group, as the case may be.

        "Hazardous Material" shall mean any substance, material or waste regulated under Environmental Laws, and includes without limitation petroleum and any derivative thereof.

        "HP Co." shall have the meaning specified in the preamble hereof.

        "HP Co. Common Stock" shall mean the common stock, par value $.10 per share, of HP Co.

        "HP Co. Disclosure Schedule" shall mean the schedule prepared and delivered by HP Co. to the Company as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of HP Co. made in this Agreement.

        "HP Co. Group" shall mean HP Co. and the HP Co. Subsidiaries.

        "HP Co. Rights" shall mean the common stock purchase rights issued pursuant to the Rights Agreement, dated as of January 8, 1996, by and between Helmerich & Payne, Inc. and Liberty Bank and Trust Company of Oklahoma City, N.A.

        "HP Co. Subsidiaries" shall mean all direct and indirect Subsidiaries of HP Co. immediately after the Distribution Date.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "HSR Agencies" shall mean the Federal Trade Commission and the Antitrust Division of the Department of Justice.

        "Indemnified Party" shall have the meaning set forth in Section 6.12(a).

        "IRS" shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys.

        "IRS Rulings" shall have the meaning set forth in Section 6.4(e).

        "Licenses" shall mean any license, authorization, permit, certificate, variance, exemption, Order, franchise or approval from any Governmental Authority, domestic or foreign.

        "Liens" has the meaning set forth in Section 4.21.

        "Losses" shall have the meaning set forth in Section 9.1(b).

        "Material Adverse Effect," with respect to any Person, shall mean any circumstance, change or effect that is or is reasonably likely to be materially adverse to (i) the business, operations, assets, liabilities (including contingent liabilities), results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except for such effects on or changes in general economic or capital market conditions and effects and changes that generally affect the U.S. domestic oil and gas exploration and production business, or (ii) the ability of such Person to perform its obligations hereunder or under the other Transaction Agreements.

        "Merger" shall have the meaning specified in Section 2.1(b).

        "Merger Consideration" shall mean the number of shares of Spinco Common Stock issuable at the Effective Time in exchange for one share of Company Common Stock in accordance with the provisions of Section 2.2(a).

        "Merger Sub" shall have the meaning specified in the preamble hereto.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Order" shall mean any decree, judgment, injunction, writ, rule or other order of any Governmental Authority.

        "PBGC" shall mean the U.S. Pension Benefit Guaranty Corporation.

        "Person" or "person" shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

        "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be distributed to the stockholders of the Company in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy Statement/Prospectus shall constitute a part of the Registration Statement on Form S-4.

        "Registration Statements" shall mean the Registration Statement on Form S-4 to be filed by Spinco with the SEC to effect the registration under the Securities Act of the issuance of the shares of Spinco Common Stock into which shares of Company Common Stock will be converted pursuant to the Merger and the registration statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration under the Exchange Act of Spinco Common Stock in connection with the Distribution.

        "Requisite Approval" shall have the meaning specified in Section 5.20.

        "Rule 145 Affiliate" shall have the meaning specified in Section 6.13.

        "Rule 145 Affiliate Agreement" shall have the meaning specified in Section 6.13.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Exchange Act.

        "Spinco" shall have the meaning specified in the preamble hereof.

        "Spinco Assets" shall have the meaning specified in the Distribution Agreement.

        "Spinco Benefit Plans" shall have the meaning specified in Section 4.12(a).

        "Spinco Business" shall have the meaning specified in the Distribution Agreement.

        "Spinco Common Stock" shall mean the Common Stock, par value $.01 per share, of Spinco.

        "Spinco Disclosure Schedule" shall mean the schedule prepared and delivered by Spinco to the Company as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of HP Co. and Spinco made in this Agreement.

        "Spinco Employee" shall have the meaning specified in Section 4.12(a).

        "Spinco Group" shall mean Spinco and the Spinco Subsidiaries.

        "Spinco Liabilities" shall have the meaning specified in the Distribution Agreement.

        "Spinco Plan" shall mean the 2002 Stock Incentive Plan, as further described in the Employee Benefits Agreement.

        "Spinco Preferred Stock" shall mean the Preferred Stock, par value $.01 per share, of Spinco.

        "Spinco Reserve Report" shall have the meaning specified in Section 4.23.

        "Spinco Rights" shall have the meaning set forth in Section 6.20(a).

        "Spinco Rights Agreement" shall have the meaning set forth in Section 6.20(a).

        "Spinco Subsidiaries" shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution Date.

        "Spinco Welfare Plans" shall have the meaning set forth in Section 6.8(c).

        "Spinco Voting Debt" shall have the meaning specified in Section 4.2.

        "Subsidiary" shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

        "Surviving Corporation" shall have the meaning set forth in Section 2.1(b).

        "Surviving Corporation Benefit Plans" shall have the meaning set forth in Section 6.8(a).

        "Taxes" shall mean all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto) and a "Tax" shall mean any one of such Taxes.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Tax Sharing Agreement" shall mean the Tax Sharing Agreement of even date herewith between HP Co. and its affiliates and Spinco and its affiliates in the form attached to the Distribution Agreement.

        "Taxing Authority" means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

        "Termination Date" shall mean the date, if any, on which this Agreement is terminated pursuant to Section 8.1.

        "Termination Fee" shall have the meaning specified in Section 8.3(b).

        "Third Party Provisions" shall have the meaning specified in Section 9.7.

        "Transaction Agreements" shall mean this Agreement, the Distribution Agreement, the Employee Benefits Agreement, the Transition Services Agreement and the Tax Sharing Agreement.

        "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into by and between HP Co. and Spinco pursuant to Section 6.21 hereof.

        "2001 Financial Statements" shall have the meaning set forth in Section 4.4.

ARTICLE 2

THE MERGER

        2.1    Distribution and Merger.

          (a)  Subject to the terms and conditions of the Distribution Agreement, prior to the Distribution Date, the parties thereto shall effect the various transactions contemplated by the Distribution Agreement.

          (b)  At the Effective Time: (i) Merger Sub shall be merged with and into the Company (the "Merger"), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with applicable law and such Certificate of Incorporation; and (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          (c)  The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The Board of Directors of Spinco immediately after the Effective Time shall consist of nine (9) directors, five (5) of whom shall be designated by HP Co. and four (4) of whom shall be designated by the Company. The initial Board of Directors shall also appoint committees as appropriate, including an audit committee, a compensation committee and a nominating committee. The Certificate of Incorporation and Bylaws of Spinco at the Effective Time will be substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, except (i) for such changes that are agreed to by HP Co. and Spinco, with a Company Consent, and (ii) that prior to the Effective Time, the name of Spinco will be changed to Cimarex Energy Co. The initial officers of Spinco after the Effective Time shall be as set forth in Exhibit D hereto. The corporate headquarters of Spinco will be located in Denver, Colorado. The operational headquarters of Spinco will be located in Tulsa, Oklahoma.

          (d)  The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.2    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of any Company Common Stock:

          (a)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be automatically converted, subject to Section 2.8(e), into the right to receive one fully paid and nonassessable share of Spinco Common Stock; provided, however, that in the event that, subsequent to the date hereof but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide the holders of the Company Common Stock the same economic effect contemplated by this Agreement prior to such event.

          (b)  Each share of Company Common Stock held by Company as treasury stock and each share of Company Common Stock owned by Spinco or any direct or indirect wholly owned Subsidiary of Spinco or the Company, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

          (c)  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.25 per share, of the Surviving Corporation.

        2.3    Cancellation of Stock.     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (collectively, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificate, a certificate representing the shares of Spinco Common Stock to which such holder is entitled pursuant to Section 2.2, cash in lieu of fractional shares of Spinco Common Stock to which such holder is entitled pursuant to Section 2.8(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(c).

        2.4    Stockholders Meeting.     As promptly as practicable following the date hereof and the effectiveness of the Registration Statements, the Company, subject to Section 6.11, shall call a special meeting of its stockholders (the "Company Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon (i) the adoption of this Agreement and (ii) any related matters. Subject to Section 6.11, this Agreement shall be submitted for adoption to the stockholders of the Company at such special meeting. Without limiting the generality of the foregoing, the Company shall cause the Company Stockholders Meeting to be held and such vote taken within 60 days following the effectiveness of Spinco's Registration Statement on Form S-4. Subject to Section 6.11, the Company shall deliver to the Company's stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company's Certificate of Incorporation and Bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, charter and bylaws.

          (b)  Subject to Section 6.11 and its fiduciary duty under applicable law, the Board of Directors of the Company shall recommend that the Company's stockholders adopt this Agreement and approve the transactions contemplated hereby, and such recommendations shall be set forth in the Proxy Statement/Prospectus. The Company shall comply with its obligations under Section 2.4(a) whether or not its Board of Directors withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

        2.5    Closing.     Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Crowe & Dunlevy, in Tulsa, Oklahoma at 10:00 a.m., Eastern time, as promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time), or at such other time and place as Spinco and the Company shall agree in writing.

        2.6    Effective Time.     Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the "Effective Time."

        2.7    Closing of Transfer Books.     From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer shall be made of any shares of capital stock of the Company that were outstanding immediately prior to the Effective Time.

        2.8    Exchange of Certificates.

          (a)    Exchange Agent.    Prior to the Effective Time, Spinco or HP Co. shall deposit with such bank or trust company as shall be agreed upon by Spinco and the Company (the "Exchange Agent"), for the benefit of holders of shares of Company Common Stock and for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Spinco Common Stock issuable pursuant to Section 2.2 in exchange for outstanding shares of Company Common Stock as of the Effective Time and cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.8(e) (such cash and certificates for shares of Spinco Common Stock, together with any dividends or distributions with respect thereto to which the holders thereof may be entitled pursuant to Section 2.8(c), being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Spinco Common Stock contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time, Spinco shall cause the Exchange Agent to mail or deliver to each holder of record of a Certificate or

  Certificates whose shares were converted pursuant to Section 2.2 into the right to receive shares of Spinco Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Spinco and the Company may reasonably specify) and (ii) instructions for the use of such letter of transmittal in effecting the surrender of the Certificates in exchange for certificates representing the shares of Spinco Common Stock that such holder has the right to receive pursuant to this Article 2. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Spinco and the Company, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Spinco Common Stock that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of fractional shares of Spinco Common Stock, as contemplated by Section 2.8(e), and any dividends or distributions pursuant to Section 2.8(c)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Spinco Common Stock (and cash in lieu of fractional shares of Spinco Common Stock, as contemplated by Section 2.8(e), and any dividends or distributions pursuant to Section 2.8(c)) may be issued to a transferee only on the condition that the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, properly endorsed, and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or that no such taxes are applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Spinco Common Stock and cash in lieu of any fractional shares of Spinco Common Stock, as contemplated by Section 2.8(e) (and any dividends or distributions pursuant to Section 2.8(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Spinco Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

          If any Certificate shall have been lost, stolen, mislaid or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mislaid or destroyed, Spinco shall cause to be delivered in exchange for such lost, stolen, mislaid or destroyed Certificate the consideration deliverable in respect thereof as determined in accordance with this Article 2. When authorizing the delivery of such consideration in exchange therefor, Spinco may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen, mislaid or destroyed Certificate to give Spinco a bond, in form and substance reasonably satisfactory to Spinco, and in such sum as Spinco may reasonably direct, as indemnity against any claim that may be made against Spinco or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen, mislaid or destroyed.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Spinco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Spinco Common Stock which such holder is entitled to receive pursuant to the terms hereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.8(e), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Spinco Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of cash payable in lieu of fractional shares of Spinco Common Stock to which such holder is entitled pursuant to Section 2.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Spinco Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Certificate and a payment date subsequent to the surrender of such Certificate payable with respect to such whole shares of Spinco Common Stock. Spinco shall deposit in the Exchange Fund all such dividends and distributions.

          (d)    No Further Ownership Rights in Company Common Stock.    All shares of Spinco Common Stock issued upon the surrender for exchange of Certificates formerly representing shares of Company Common Stock (including any cash paid pursuant to Section 2.8(c) and 2.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Spinco or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

          (e)    No Fractional Shares.    Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Spinco. All fractional shares of Spinco Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (without interest) determined by multiplying (i) the closing sale price per share of Spinco Common Stock on the NYSE on the business day preceding the Effective Time, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of Spinco Common Stock on the NYSE on the first business day that such stock is traded, by (ii) the fraction of a share of Spinco Common Stock to which such holder would otherwise have been entitled. Spinco shall timely deposit with the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Spinco shall have the option of instructing the Exchange Agent to aggregate all fractional shares of Spinco Common Stock, sell such shares in the public market and distribute to holders of Company Common Stock who otherwise would have been entitled to such fractional shares of Spinco Common Stock a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional shares of Spinco Common Stock shall be paid to any holder of Company Common Stock until Certificates formerly representing such Company Common Stock are surrendered and exchanged in accordance with Section 2.8(b).

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the holders of the Company Common Stock on the one-year anniversary of the Effective Time shall be delivered to Spinco, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Spinco for payment of their claim for Spinco Common Stock, any cash in lieu of fractional shares of Spinco Common Stock to which they are entitled pursuant to Section 2.8(e) and any dividends or distributions with respect to Spinco Common Stock to which they are entitled pursuant to Section 2.8(c).

          (g)    No Liability.    Neither Spinco nor the Surviving Corporation shall be liable to any holder of a Certificate or any holder of shares of Spinco Common Stock for shares of Spinco Common Stock (or dividends or distributions with respect thereto or with respect to Company Common Stock) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.9    Company Employee Stock Options, Restricted Stock and Related Matters.     Not later than immediately before the Effective Time, the Company shall take such actions as may be required to provide that each option outstanding under the Company Stock Plans to acquire shares of Company Common Stock (the "Company Stock Options") shall be assumed by Spinco as of the Effective Time and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately before the Effective Time (including the provisions providing for accelerated vesting of the Company Stock Options at the Effective Time), the number of shares of Spinco Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately before the Effective Time by the Merger Consideration, at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by the Merger Consideration; provided, however, that such substitution shall be effected in accordance with Section 424(a) of the Code.

          (b)  Spinco and the Company shall take all actions necessary to provide that each award (including each share of restricted stock but excluding Company Stock Options) outstanding as of the Effective Time under the Company Benefit Plans which provide for grants of equity-based awards shall be amended or converted into a similar instrument of and assumed by Spinco as of the Effective Time in accordance with its terms and conditions as in effect immediately prior to the Effective Time, in each case with such adjustments to the terms and conditions of such equity-based award as are appropriate to preserve the value inherent in such equity-based award with no detrimental effects on the holders thereof.

          (c)  Spinco shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Spinco Common Stock for delivery pursuant to the terms set forth in this Section 2.9. At or before the Effective Time, Spinco shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to shares of Spinco Common Stock subject to options and other equity-based awards assumed by Spinco pursuant to this Section 2.9 and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

          (d)  By adopting or approving this Agreement, (i) the Board of Directors of Spinco shall be deemed to have approved and authorized each and every amendment to any of the Spinco Benefit Plans, Company Stock Options and other equity-based awards as the officers of Spinco may deem necessary or appropriate to give effect to the provisions of Sections 2.9(a) and 2.9(b), and (ii) the Board of Directors of the Company shall be deemed to have approved and authorized each and every amendment to any of the Company Benefit Plans, Company Stock Options and other equity-based awards as the officers of the Company may deem necessary or appropriate to give effect to the provisions of Sections 2.9(a) and 2.9(b).

        2.10    Spinco Rights Plan.     Each person entitled to receive shares of Spinco Common Stock pursuant to this Article 2 shall receive together with such shares of Spinco Common Stock the number of Spinco Rights per share of Spinco Common Stock equal to the number of Spinco Rights associated with one share of Spinco Common Stock at the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HP CO.

        HP Co. represents and warrants to the Company as follows:

        3.1    Organization; Qualification.     HP Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2    Corporate Authority; No Violation.     HP Co. has the corporate power and authority to enter into this Agreement and each other Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by HP Co. of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of HP Co. and no other corporate proceedings on the part of HP Co. are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by HP Co. and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of HP Co., enforceable against HP Co. in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement will have been duly executed and delivered by HP Co. and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of HP Co., enforceable against HP Co. in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Section 3.2 of the HP Co. Disclosure Schedule and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, neither the execution and delivery by HP Co. of this Agreement and each other Transaction Agreement, nor the consummation by HP Co. of the transactions contemplated hereby or thereby and the performance by HP Co. of this Agreement and each other Transaction Agreement will (a) violate or conflict with any provisions of HP Co.'s Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which HP Co. or any of its Subsidiaries is a party or by which HP Co. or any of its Subsidiaries is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which HP Co. or any of its Subsidiaries (including Spinco and its Subsidiaries) is a party or by which HP Co. or its Subsidiaries is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to HP Co. or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets of any of the foregoing. Section 3.2 of the HP Co. Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by HP Co. for the consummation of the transactions contemplated by the Transaction Agreements.

        3.3    Information Supplied.     All documents that HP Co. is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by each other Transaction Agreement will comply in all material respects with the provisions of applicable law.

        3.4    Brokers or Finders.     Except as set forth in Section 3.4 of the HP Co. Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by HP Co. or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution, in each case, by Spinco or any of its Subsidiaries, in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements. HP Co. has heretofore made available to the Company a complete and correct copy of all agreements between HP Co. and Petrie Parkman & Co. pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

        3.5    HP Co. Rights Plan.

        HP Co. has taken all action necessary, if any, to render the HP Co. Rights inapplicable to this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HP CO. AND SPINCO

        HP Co. and Spinco, jointly and severally, represent and warrant to the Company as follows:

        4.1    Organization, Qualification.     Each of Spinco, Merger Sub and each of their respective Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Spinco and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Spinco Business as presently conducted and as proposed to be conducted and at the Distribution Date and the Effective Time will be duly qualified and licensed to do business and in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of the Spinco Business, as presently conducted and as proposed to be conducted, requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. The copies of the Spinco Certificate of Incorporation and Bylaws in existence on the date hereof are included as part of Section 4.1 of the Spinco Disclosure Schedule and are complete and correct and in full force and effect on the date hereof. Spinco is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. All of the Subsidiaries of Spinco and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of Spinco) are identified in Section 4.1 of the Spinco Disclosure Schedule. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        4.2    Capital Stock and Other Matters.     The authorized capital stock of Spinco consists of 100,000,000 shares of Spinco Common Stock and 1,000,000 shares of Spinco Preferred Stock. At the Distribution Date, (i) there will be issued and outstanding 26,591,321 shares of Spinco Common Stock; (ii) no shares of Spinco Common Stock will be held by Spinco in its treasury; (iii) no shares of Spinco Preferred Stock will be issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of Spinco or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote ("Spinco Voting Debt") will be issued or outstanding. None of such shares of Spinco Common Stock will be subject to preemptive rights. All of the issued and outstanding shares of Spinco Common Stock at the Distribution Date will be validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2 and except for the Spinco Rights Agreement and the Spinco Rights, there are not outstanding, (i) any shares of capital stock of Spinco, Spinco Voting Debt or other voting securities of Spinco, (ii) any securities of Spinco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Spinco, Spinco Voting Debt or other voting securities of Spinco or Spinco Common Stock or (iii) except as specified in Section 2.9, the Employee Benefits Agreement or Section 4.2 of the Spinco Disclosure Schedule, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries will be bound obligating Spinco or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of Spinco or any Spinco Voting Debt or other voting securities of Spinco or any of its

Subsidiaries or obligating Spinco or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no stockholder agreements, voting trusts or other Contracts (other than the Distribution Agreement) to which Spinco is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Spinco. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are owned by Spinco. Each outstanding share of capital stock of Merger Sub and each other Spinco Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Spinco or another Spinco Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the voting rights of Spinco or such Spinco Subsidiary, charges and other encumbrances of any nature whatsoever.

        4.3    Corporate Authority; No Violation.     Spinco has the corporate power and authority to enter into this Agreement and each other Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco. Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement will have been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Merger Sub is not a party to any Contract except this Agreement, and has no obligations or liabilities except under this Agreement and costs incidental to its incorporation in the State of Delaware. Except as set forth in Section 4.3 of the Spinco Disclosure Schedule and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, neither the execution and delivery by Spinco and Merger Sub of this Agreement and each other Transaction Agreement, nor the consummation by Spinco and Merger Sub of the transactions contemplated hereby or thereby and the performance by Spinco and Merger Sub of this Agreement and each other Transaction Agreement will (a) violate or conflict with any provision of Spinco's Certificate of Incorporation or Bylaws or any provision of Merger Sub's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, buy-out, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any Spinco

Subsidiaries or on any of the Spinco Assets pursuant to any Contract to which Spinco or any of its Subsidiaries is a party or by which Spinco or any of its Subsidiaries or any of the Spinco Assets is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to Spinco or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing. Section 4.3 of the Spinco Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by Spinco for the consummation of the transactions contemplated by the Transaction Agreements.

        4.4    Spinco Financial Statements; Liabilities.     HP Co. and Spinco have previously made available to the Company complete and correct copies of audited combined financial statements for the Spinco Business, as of and for the periods ended September 30, 2001 (including any related notes and schedules thereto, the "2001 Financial Statements"), September 30, 2000 and September 30, 1999 (together with the 2001 Financial Statements, the "Financial Statements"), and HP Co. and Spinco have made or will make available to the Company any and all other financial statements for the Spinco Business required to be included by Regulation S-X of the Exchange Act in the Registration Statements and the Proxy Statement/Prospectus. The Financial Statements fairly present in all material respects, on the basis set forth therein, and any other financial statements prepared in accordance with this Section 4.4 will fairly present in all material respects, on the basis set forth therein, the financial position of the Spinco Business as of the respective dates thereof, and the results of operations and changes in financial position or other information included therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments. The Financial Statements and such other financial statements have been or will be prepared in accordance with past practice and GAAP, and on a consistent basis, except as otherwise noted therein. Except as set forth in the 2001 Financial Statements or as set forth in Section 4.4 of the Spinco Disclosure Schedule, the Spinco Business does not have any liability or obligation (whether accrued, absolute, contingent or otherwise) of a nature or character required to be reflected in the balance sheet of the Spinco Business or in the footnotes thereto, in each case prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since September 30, 2001 that, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco and (ii) liabilities and obligations under the Transaction Agreements. Spinco does not have any liabilities as of the date hereof and, as of the Effective Time, will have no liabilities other than the Spinco Liabilities.

        4.5    Absence of Certain Changes or Events.     Except as specifically contemplated by this Agreement or the other Transaction Agreements or as set forth in Section 4.5 of the Spinco Disclosure Schedule, since September 30, 2001, the Spinco Business has been conducted only in the ordinary course and in a manner consistent with past practice and, since such date, (i) there has not been, occurred or arisen any change, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco, whether or not arising in the ordinary course of business, and (ii) none of HP Co., Spinco or any of their respective Subsidiaries has taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have caused Spinco to have violated the provisions of Section 6.2 if they had then been applicable to Spinco and its Subsidiaries during such period.

        4.6    Investigations; Litigation.

          (a)  To the best of HP Co.'s or Spinco's knowledge, no investigation or review by any Governmental Authority with respect to HP Co., Spinco or any of their respective Subsidiaries or the Spinco Business is pending or threatened, nor has any Governmental Authority indicated to HP Co. or Spinco or any of their respective Subsidiaries an intention to conduct the same, except as set forth in Section 4.6(a) of the Spinco Disclosure Schedule.

          (b)  Except as set forth in Section 4.6(b) of the Spinco Disclosure Schedule, there is no Action pending or, to the best of HP Co.'s or Spinco's knowledge, threatened against or affecting HP Co., Spinco or any of their respective Subsidiaries, properties or assets or the Spinco Business at law or in equity, or before any Governmental Authority or arbitrator, that (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco or (ii) seeks to delay or prevent the consummation of the Merger or any other transaction contemplated by this Agreement or any other Transaction Agreement. There is no Order of any Governmental Authority or arbitrator outstanding against HP Co., Spinco or any of their respective Subsidiaries or with respect to their respective properties or assets or the Spinco Business that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.

        4.7    Licenses; Compliance with Laws.     At the Distribution Date and the Effective Time, Spinco and its Subsidiaries will hold all Licenses that are required for the conduct of the Spinco Business, as presently conducted and as proposed to be conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. Spinco and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. No suspension or cancellation of any of Spinco's Licenses is pending or, to the best of HP Co.'s or Spinco's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of Spinco's Licenses would not have a Material Adverse Effect on the Spinco Business or Spinco. Spinco and its Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations the noncompliance with which, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.

        4.8    Proxy Statement/Prospectus; Registration Statements.     None of the information regarding HP Co. or its Subsidiaries or Spinco or its Subsidiaries or the transactions contemplated by this Agreement or any other Transaction Agreement provided by HP Co. or Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting, at the Distribution Date and at the Effective Time contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by HP Co. or Spinco with respect to information provided by the Company specifically for inclusion in, or incorporation by reference into, the Registration Statements.

        4.9    Information Supplied.     All documents that Spinco or HP Co. is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law.

        4.10    Environmental Matters.     Except as set forth in Section 4.10 of the Spinco Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco:

              (i)  At the Distribution Date and the Effective Time, each of Spinco and its Subsidiaries shall have obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of the Spinco Business. Each of Spinco, its Subsidiaries and the Spinco Business is in compliance and at all times has been in compliance with the terms and conditions contained therein, and each of them and the Spinco Business is, and for the past three years has been, in compliance with all applicable Environmental Laws;

            (ii)  Neither Spinco nor any of its Subsidiaries is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by Spinco or HP Co. or any of their respective Subsidiaries or regarding properties currently or formerly owned or leased by Spinco or HP Co. or any of their respective Subsidiaries;

            (iii)  There is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) currently owned, leased or used by HP Co., Spinco or any of their respective Subsidiaries or created by HP Co.'s, Spinco's or any Spinco Subsidiary's operations that would create liability for Spinco or any of its Subsidiaries under applicable Environmental Laws and, to the best of HP Co.'s and Spinco's knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by HP Co., Spinco or any of their respective Subsidiaries;

            (iv)  There are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) that form or are reasonably likely to form the basis of a claim under Environmental Laws;

            (v)  Spinco has made available to the Company all material site assessments, compliance audits, and other similar studies in the possession, custody or control of HP Co., Spinco or any of their respective Subsidiaries relating to (A) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by Spinco, any of its Subsidiaries or any predecessor in interest thereto and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Spinco, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, Spinco or any of its Subsidiaries, or their respective businesses and operations;

            (vi)  Neither Spinco nor HP Co. for Spinco nor any Spinco Subsidiary has received any communication, whether from a Governmental Authority, citizen's group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law; and

          (vii)  There is no requirement proposed for adoption or implementation under any Environmental Law or any license, permit or authorization issued pursuant thereto that is reasonably expected to result in liability for Spinco or any of its Subsidiaries.

          (b)  Insofar as the representations set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(vii) relate to Spinco Assets operated by a Person other than HP Co. or Spinco or any of their respective Subsidiaries, such representations are given only to the best knowledge of HP Co. and Spinco.

        4.11    Tax Matters.     Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, (i) all material Tax Returns relating to Spinco, the Spinco Subsidiaries and the Spinco Business required to be filed have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) relating to Spinco, any of the Spinco

Subsidiaries or the Spinco Business required to be paid, have been duly and timely paid, (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either (x) relates to the activities or income of Spinco, the Spinco Subsidiaries or the Spinco Business or (y) could result in liability for Spinco or any Spinco Subsidiary or with respect to the Spinco Business on the basis of joint and/or several liability) and, to the best of HP Co.'s and Spinco's knowledge, no basis exists for any such adjustment to be made, (v) all material Taxes relating to Spinco, any of the Spinco Subsidiaries or the Spinco Business for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the 2001 Financial Statements whether or not shown as being due on any Tax Returns and (vi) all material Taxes required to be withheld by or with respect to Spinco, the Spinco Subsidiaries and the Spinco Business have been withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

          (b)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Spinco, any Spinco Subsidiary or the Spinco Business, and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

          (c)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of Spinco, any Spinco Subsidiary or with respect to the Spinco Business as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Spinco or the Spinco Business, and (ii) no Governmental Authority has asserted in writing any deficiency or claim for Taxes (including any adjustment to Taxes) with respect to income or any other material Tax relating to the Spinco Business or for which Spinco or any Spinco Subsidiary may be liable which has not been fully paid or finally settled.

          (d)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation or liability under any written Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law, (iv) is required to include in income any amount in respect of an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method, or (v) has filed any consents under Section 341(f) of the Code.

          (e)  Except as set forth in Section 4.11 of the Spinco Disclosure Schedule, no asset of Spinco or any Spinco Subsidiary and no asset of the Spinco Business is subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of Spinco).

          (f)    To the best of HP Co.'s and Spinco's knowledge, neither HP Co. nor Spinco, nor any of their respective Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither HP Co. nor Spinco is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

          (g)  None of the assets of Spinco, any Spinco Subsidiary or the Spinco Business are tax-exempt use property within the meaning of Section 168(h) of the Code.

        4.12    Benefit Plans.

          (a)  Section 4.12(a) of the Spinco Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Spinco or any of its Subsidiaries, to which Spinco or any of its Subsidiaries is a party or in which any Person who is currently, has been or, on or prior to the Effective Time, is expected to become an employee of Spinco or any of its Subsidiaries (a "Spinco Employee") is a participant (the "Spinco Benefit Plans"). Neither Spinco, any of its Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Spinco Benefit Plan that would affect any Spinco Employee. Spinco has heretofore delivered or made available to the Company true and complete copies of each Spinco Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401 of the Code.

          (b)  No liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that presents a material risk to Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except as set forth on Section 4.12(b) of the Spinco Disclosure Schedule, the present value of accrued benefits under each Spinco Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (c)  Except as set forth on Section 4.12(c) of the Spinco Disclosure Schedule, (i) no Spinco Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, and (ii) none of Spinco, any of its Subsidiaries or any ERISA Affiliate of any of them has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

          (d)  Except as set forth in Section 4.12(d) of the Spinco Disclosure Schedule, each Spinco Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code. All contributions required to be made with respect to any Spinco Benefit Plan have been timely made. There are no pending or, to the best of Spinco's and HP Co.'s knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for Spinco or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) with respect to any of the Spinco Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

          (e)  Each Spinco Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Spinco Benefit Plan or any such trust.

          (f)    Except as set forth in Section 4.12(f) of the Spinco Disclosure Schedule, no Spinco Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Spinco or any Subsidiary of Spinco for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). With respect to any Spinco Benefit Plan maintained by Spinco at the Effective Time, Spinco will have the right at and after the Effective Time to terminate such Spinco Benefit Plan or to amend such Spinco Benefit Plan to reduce future benefits without incurring or otherwise being responsible for any material liability with respect thereto.

        4.13    Labor Matters.     Except as set forth in Section 4.13 of the Spinco Disclosure Schedule, none of HP Co., Spinco or any of their respective Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization that would affect the Spinco Business and no collective bargaining agreement is being negotiated by HP Co., Spinco or any of their respective Subsidiaries that would affect the Spinco Business. None of HP Co., Spinco or any of their respective Subsidiaries is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving HP Co., Spinco or any of their respective Subsidiaries or the Spinco Business pending or, to the best of Spinco's or HP Co.'s knowledge, threatened, that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. There are no labor controversies pending or, to the best of Spinco's or HP Co.'s knowledge, threatened against HP Co., Spinco or any of their respective Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. Except as set forth in Section 4.13 of the Spinco Disclosure Schedule, there have been no claims initiated by any labor organization to represent any Spinco Employees not currently represented by a labor organization.

        4.14    Intellectual Property Matters.     At the Distribution Date and the Effective Time, Spinco and its Subsidiaries will own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the Spinco Business as currently conducted or as proposed to be conducted immediately after the Effective Time (including in connection with services provided by Spinco and its Subsidiaries to third parties), except where the failure to own or possess such items, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco. To the best of HP Co.'s or Spinco's knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. The conduct of the Spinco Business as currently conducted and as proposed to be conducted immediately after the Effective Time does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco. To the best of HP Co.'s or Spinco's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Spinco or any Spinco Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco.

        4.15    Material Contracts.

          (a)  Section 4.15 of the Spinco Disclosure Schedule sets forth all Contracts, other than oil and gas leases and assignments, other oil and gas interests, joint operating agreements and exploration/participation agreements concerning the drilling or joint operation of wells in the ordinary course of business, to which HP Co. or any of its Subsidiaries is a party relating to the Spinco Business or to which Spinco or any Spinco Subsidiary is a party (i) relating to indebtedness for borrowed money in an amount exceeding $1 million, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates HP Co. or Spinco or any of their respective Subsidiaries to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limit or purport to limit the ability of HP Co. or Spinco or any of their respective Subsidiaries to compete in the U.S. domestic oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations, (vi) that relate to capital expenditures involving total payments of more than $1.5 million, (vii) requiring annual or remaining payments in excess of $500,000 after the date hereof, (viii) that is a seismic license agreement, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days or (x) that obligates HP Co. or Spinco or any of their Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in Section 4.15 of the Spinco Disclosure Schedule, each such Contract (x) is valid and binding on the parties thereto and is in full force and effect, (y) is freely assignable to Spinco without penalty or other adverse consequences and (z) upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall continue in full force and effect without penalty or other adverse consequence.

          (b)  Neither HP Co., Spinco nor any of their respective Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of its properties or assets is bound, which default, individually or in the aggregate, would have a Material Adverse Effect on the Spinco Business or Spinco, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        4.16    Brokers or Finders.     Except as set forth in Section 4.16 of the Spinco Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by HP Co., Spinco or any of their respective Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement. Spinco has heretofore made available to the Company a complete and correct copy of all agreements between Spinco and Petrie Parkman & Co. pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

        4.17    Certain Board Findings.     The Board of Directors of Spinco, by unanimous written consent or at a meeting duly called and held, (i) has approved this Agreement and each other Transaction Agreement and (ii) has determined that the Transaction Agreements and the transactions contemplated hereby and thereby, taken together, are fair to, and in the best interests of, Spinco and the holder of its capital stock.

        4.18    Vote Required.     The only vote of stockholders of HP Co. or Spinco required under any of the DGCL, the NYSE rules, HP Co.'s Certificate of Incorporation or Bylaws or Spinco's Certificate of Incorporation or Bylaws to approve the transactions contemplated by this Agreement and each other Transaction Agreement, including, without limitation, to issue Spinco Common Stock to the stockholders of the Company pursuant to the Merger and to amend the Certificate of Incorporation of Spinco to change the name of Spinco, is the affirmative vote of the sole holder of the outstanding shares of Spinco Common Stock prior to the Distribution Date.

        4.19    Stockholder Approval.     As of the date hereof, the sole stockholder of Spinco is HP Co. Immediately after execution of this Agreement, HP Co. will deliver to Spinco a written consent of Spinco's sole stockholder in compliance with Section 228 of the DGCL with respect to all aspects of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco's stockholders under the DGCL, the NYSE rules, Spinco's Certificate of Incorporation or Spinco's Bylaws. The approval of HP Co.'s stockholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement or any other Transaction Agreement. Upon delivery of such written consent, the approval of Spinco's stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL, the NYSE rules, Spinco's Certificate of Incorporation or Spinco's Bylaws or by the IRS.

        4.20    Certain Payments.     Except as disclosed in Section 4.20 of the Spinco Disclosure Schedule and except as contemplated by the other Transaction Agreements, no Spinco Benefit Plan or employment arrangement, no similar plan or arrangement sponsored or maintained by HP Co. in which any Spinco Employee is a participant and no contractual arrangement between Spinco and any third party exists that could result in the payment to any current, former or future director, officer, shareholder or employee of Spinco or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Spinco or a Spinco Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

        4.21    Assets.     As of the date hereof, HP Co., an HP Co. Subsidiary, Spinco or a Spinco Subsidiary has, and as of the Effective Time, Spinco or a Spinco Subsidiary will have, good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Spinco Reserve Report as attributable to interests owned by Spinco or any Spinco Subsidiary and, as of the date hereof, HP Co., an HP Co. Subsidiary, Spinco or a Spinco Subsidiary has, and as of the Effective Time, Spinco or a Spinco Subsidiary will have, good and marketable title to all other Spinco Assets, in each case, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind ("Liens") except for (i) defects or irregularities of title or encumbrances of a nature that would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, (ii) Liens that secure obligations not yet due and payable, (iii) Liens associated with obligations reflected in the Spinco Reserve Report, and (iv) Liens disclosed in Section 4.21 of the Spinco Disclosure Schedule. Except as disclosed in Section 4.21 of the Spinco Disclosure Schedule, the oil and gas leases and other agreements that provide HP Co. and its Subsidiaries, and that as of the Effective Time will provide Spinco and its Subsidiaries, with operating rights in the oil and gas properties reflected in the Spinco Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and, to the best of HP Co.'s and Spinco's knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco. Section 4.21 of the Spinco Disclosure Schedule lists all services to be provided to Spinco or any Spinco Subsidiary by HP Co. or any of its Affiliates at the Distribution Date. Each of Spinco and HP Co. and their respective Subsidiaries (as the case may be) has maintained all the Spinco Assets in working order and operating condition, subject only to ordinary wear and tear. The Spinco Assets constitute all the assets, properties and rights related to or required for the conduct of the Spinco Business as currently conducted, except for the services to be provided pursuant to the Transition Services Agreement.

        4.22    Loans.     Section 4.22 of the Spinco Disclosure Schedule sets forth each currently outstanding loan exceeding $500,000 in principal amount made to any Person by HP Co., Spinco or any of their respective Subsidiaries that is or will be a Spinco Asset.

        4.23    Oil and Gas Reserves.     HP Co. has furnished to the Company a copy of an independent reserve report prepared by Netherland, Sewell & Associates containing estimates of the oil and gas reserves, as of September 30, 2001 (the "Spinco Reserve Report"), that will be owned by Spinco and the Spinco Subsidiaries upon completion of the Contribution. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Spinco Business or Spinco, the factual non-interpretative data provided by HP Co. to such engineering firm on which the Spinco Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Spinco Reserve Report was accurate as of September 30, 2001 and incorporates the following: (i) the interests owned by HP Co. and its Subsidiaries, and that will be owned by Spinco and the Spinco Subsidiaries upon completion of the Contribution, as of such date, (ii) the historic costs of operating the properties, (iii) all historic production and cost data adjusted for all oil and/or gas imbalances due, (iv) all tests and operations on the properties of which HP Co. was aware as of such date, (v) all capital costs reasonably expected by HP Co. as of such date to be necessary to operate, develop and plug and abandon the properties, and (vi) HP Co.'s reasonable good faith estimates of future operating costs with respect to the properties.

        4.24    Derivative Transactions.     Except as set forth in Section 4.24 of the Spinco Disclosure Schedule, neither HP Co. nor Spinco nor any of their respective Subsidiaries has entered into any material Derivative Transaction pursuant to which Spinco, any Spinco Subsidiary or the Spinco Business has or will have a continuing financial liability or obligation. All Derivative Transactions entered into by HP Co., Spinco or any of their respective Subsidiaries that are currently open and pursuant to which Spinco, any Spinco Subsidiary or the Spinco Business has or will have a continuing financial liability or obligation were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to HP Co. and Spinco as follows:

        5.1    Organization, Qualification.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The copies of the Company Certificate of Incorporation and Bylaws included as part of Section 5.1 of the Company Disclosure Schedule are complete and correct and in full force and effect on the date hereof. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. All of the Company Subsidiaries and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of the Company) are identified in Section 5.1 of the Company Disclosure Schedule.

        5.2    Capital Stock and Other Matters.     The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 15,000,000 shares of Company Preferred Stock. At the close of business on February 15, 2002 (i) 14,046,252 shares of Company Common Stock were issued and outstanding and options to purchase 828,834 shares of Company Common Stock were outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; (iii) no shares of Company Preferred Stock were issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of the Company may vote ("Company Voting Debt") were issued or outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 5.2 and except for the Company Rights Agreement and the Company Rights, there are not outstanding (i) any shares of Company Common Stock, Company Voting Debt or other voting securities of the Company, (ii) any securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Company Voting Debt or other voting securities of the Company or (iii) except as specified in Section 5.2 of the Company Disclosure Schedule, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of the Company or any of its Subsidiaries or any Company Voting Debt or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. Except as set forth in Section 5.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of the Company.

        5.3    Corporate Authority; No Violation.     The Company has the corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Approval, to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the Requisite Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HP Co., Spinco and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Section 5.3 of the Company Disclosure Schedule and except for such matters described in clauses (b), (c) and (d) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby and the performance by the Company of this Agreement will (a) violate or conflict with any provision of the Company's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person; (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, buy-out, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or its Subsidiaries pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the assets of the Company or its Subsidiaries is bound or affected; or (e) violate or conflict with any Order, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing. Section 5.3 of the Company Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by the Company for the consummation of the transactions contemplated by this Agreement.

        5.4    Company Reports and Financial Statements; Liabilities.     The Company has previously made available to Spinco complete and correct copies of:

          (a)  the Company's Annual Reports on Form 10-K filed with the SEC under the Exchange Act for each of the years ended December 31, 2000, 1999 and 1998;

          (b)  the Company's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

          (c)  each definitive proxy statement filed by the Company with the SEC under the Exchange Act since January 1, 1999;

          (d)  all current reports on Form 8-K filed by the Company with the SEC under the Exchange Act since January 1, 1999; and

          (e)  each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC since January 1, 1999 (collectively, and together with the items specified in clauses (a) through (d) above, the "Company SEC Documents").

          As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Company SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in financial position or other information included therein for the respective periods or as of the respective dates then ended, subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with past practice and GAAP, consistently applied, during the periods involved (except as otherwise stated therein). Since January 1, 2001, the Company has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the Company SEC Documents filed prior to the date hereof or Section 5.4 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liability or obligation (whether accrued, absolute, contingent or otherwise) of a nature or character required to be reflected in the consolidated balance sheet of the Company or in the footnotes thereto, in each case prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since September 30, 2001 that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (ii) liabilities and obligations under the Transaction Agreements.

        5.5    Absence of Certain Changes or Events.     Except as specifically contemplated by this Agreement or as set forth in Section 5.5 of the Company Disclosure Schedule, since September 30, 2001, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice, and, since such date, (a) there has not been, occurred or arisen any change, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would have a Material Adverse Effect on the Company, whether or not arising in the ordinary course of business, and (b) neither the Company nor any of its Subsidiaries has taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have violated the provisions of Section 6.1 if they had then been applicable to the Company and its Subsidiaries during such period.

        5.6    Investigations; Litigation.     To the best of the Company's knowledge, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to the Company or any of its Subsidiaries an intention to conduct the same, except as set forth in Section 5.6(a) of the Company Disclosure Schedule.

          (b)  Except as set forth in Section 5.6(b) of the Company Disclosure Schedule, there is no Action pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries at law or in equity, or before any Governmental Authority or arbitrator, that, (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or (ii) seeks to delay or prevent the consummation of the Merger or any other transaction contemplated by this Agreement. There is no Order of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary or with respect to any of their properties or assets that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        5.7    Licenses; Compliance with Laws.     The Company and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, as presently conducted and as proposed to be conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Company's Licenses is pending or, to the best of the Company's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company's Licenses would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any, laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations the noncompliance with which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        5.8    Proxy Statement/Prospectus; Registration Statements.     None of the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        5.9    Information Supplied.     All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law.

        5.10    Environmental Matters.     Except as set forth in Section 5.10 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

              (i)  Each of the Company and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance and at all times has been in compliance with the terms and conditions contained therein, and is, and for the past three years has been, in compliance with all applicable Environmental Laws;

            (ii)  Neither the Company nor any of its Subsidiaries is subject to any environmental indemnification obligation regarding businesses currently or formerly owned or operated by the Company or any of its Subsidiaries or regarding properties currently or formerly owned or leased by the Company or any of its Subsidiaries;

            (iii)  There is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) currently owned, leased or used by the Company or any of its Subsidiaries or created by the Company's or any of the Company Subsidiary's operations that would create liability for the Company or any of its Subsidiaries under applicable Environmental Laws and, to the best of the Company's knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by the Company or any of its Subsidiaries;

            (iv)  There are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) that form or are reasonably likely to form the basis of a claim under Environmental Laws;

            (v)  The Company has made available to Spinco all material site assessments, compliance audits, and other similar studies in its possession, custody or control relating to (A) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company, any of its Subsidiaries or any predecessor in interest thereto and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by the Company, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, the Company or any of its Subsidiaries, or their respective businesses and operations;

            (vi)  Neither the Company nor any of its Subsidiaries has received any communication, whether from a Governmental Authority, citizen's group, employee or otherwise, alleging that it is liable under or not in compliance with any Environmental Law; and

          (vii)  There is no requirement proposed for adoption or implementation under any Environmental Law or any license, permit or authorization issued pursuant thereto that is reasonably expected to result in liability for the Company or any of its Subsidiaries.

          (b)  Insofar as the representations set forth in subsections (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(vii) relate to assets of the Company operated by a Person other than the Company or any of its Subsidiaries, such representations are given only to the best knowledge of the Company.

        5.11    Tax Matters.

          (a)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, (i) all material Tax Returns relating to the Company and the Company Subsidiaries required to be filed have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) relating to the Company or any Company Subsidiary required to be paid, have been duly and timely paid, (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either (x) relates to the activities or income of the Company or the Company Subsidiaries or (y) could result in liability for the Company or any Company Subsidiary on the basis of joint and/or several liability) and, to the best of the Company's knowledge, no basis exists for any such adjustment to be made, (v) all material Taxes relating to the Company and the Company Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the books and records of the Company whether or not shown as being due on any Tax Return, and (vi) the Company and the Company Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

          (b)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

          (c)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on the Company, and (ii) no Governmental Authority has asserted in writing any deficiency or claim for Taxes (including any adjustment to Taxes) with respect to which the Company or any Company Subsidiary may be liable with respect to income or any other material Tax which has not been fully paid or finally settled.

          (d)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation or liability under any written Tax separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law, (iv) is required to include in income any amount in respect of an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method, or (v) has filed any consents under Section 341(f) of the Code.

          (e)  Except as set forth in Section 5.11 of the Company Disclosure Schedule, none of the assets of the Company or any of its Subsidiaries are subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of the Company).

          (f)    To the best of the Company's knowledge, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

          (g)  None of the assets of the Company or any of the Company Subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code.

        5.12    Benefit Plans.

          (a)  Section 5.12(a) of the Company Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of its Subsidiaries (a "Company Employee") is a participant (the "Company Benefit Plans"). Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any Company Employee. Company has heretofore delivered or made available to HP Co. and Spinco true and complete copies of each Company Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401 of the Code.

          (b)  No liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except as set forth on Section 5.12(b) of the Company Disclosure Schedule, the present value of accrued benefits under each Company Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (c)  Except as set forth on Section 5.12(c) of the Company Disclosure Schedule, (i) no Company Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and (ii) none of the Company, any of its Subsidiaries or any ERISA Affiliate of any of them has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

          (d)  Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. All contributions required to be made with respect to any Company Benefit Plan have been timely made. There are no pending or, to the best of the Company's knowledge, threatened claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for the Company or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the HP Co. and Spinco or will be promptly furnished to the HP Co. and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

          (e)  Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Company Benefit Plan or any such trust.

          (f)    Except as set forth in Section 5.12(f) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Company has the right, and will have the right after the Effective Time to terminate any Company Benefit Plan or to amend any such Company Benefit Plan to reduce future benefits (including any Company Benefit Plan that provides post-retirement medical and life insurance benefits) without incurring or otherwise being responsible for any material liability with respect thereto.

        5.13    Labor Matters.     Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the best of the Company's knowledge, threatened, that, individually or in the aggregate, would have a Material Adverse Effect on the Company. There are no labor controversies pending or, to the best of the Company's knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 5.13 of the Company Disclosure Schedule, there have been no claims initiated by any labor organization to represent any Company Employees not currently represented by a labor organization.

        5.14    Intellectual Property Matters.     The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted immediately after the Effective Time (including in connection with services provided by the Company and its Subsidiaries to third parties), except where the failure to own or possess such items, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the best of the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would have a Material Adverse Effect on the Company. The conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted immediately after the Effective Time does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the

Company. To the best of the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        5.15    Material Contracts.

          (a)  Section 5.15 of the Company Disclosure Schedule sets forth all Contracts, other than oil and gas leases and assignments, other oil and gas interests, joint operating agreements and exploration/participation agreements concerning the drilling or joint operation of wells in the ordinary course of business, to which the Company or any of its Subsidiaries is a party (i) relating to indebtedness for borrowed money in an amount exceeding $1 million, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates the Company or any of its Subsidiaries to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in the U.S. domestic oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations, (vi) that relate to capital expenditures involving total payments of more than $1.5 million, (vii) requiring annual or remaining payments in excess of $500,000 after the date hereof, (viii) that is a seismic license agreement, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days, or (x) that obligate the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in Section 5.15 of the Company Disclosure Schedule, each such Contract (x) is valid and binding on the parties thereto and is in full force and effect, and (y) upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall continue in full force and effect without penalty or other adverse consequence.

          (b)  Neither the Company nor any of its Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of its properties or assets is bound, which default, individually or in the aggregate, would have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        5.16    Opinion of Company Financial Advisor.     The Company has received the written opinion of Merrill Lynch & Co., to the effect that, as of the date of such opinion, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to holders of Company Common Stock. The Company has previously delivered a complete copy of such opinion to HP Co.

        5.17    Brokers or Finders.     Except as set forth in Section 5.17 of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company, or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement. The Company has heretofore made available to HP Co. a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

        5.18    Takeover Statutes.     No "fair price," "moratorium," "control share acquisition," "business combination," "shareholder protection" or other similar antitakeover statute or regulation enacted under Delaware law, or to the knowledge of the Company, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby.

        5.19    Certain Board Findings.     The Board of Directors of the Company, at a meeting duly called and held, (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and (ii) has resolved, subject to Section 6.11, to recommend the adoption of this Agreement by the shareholders of the Company.

        5.20    Vote Required.     The only vote of the stockholders of the Company required under any of the DGCL, the NYSE rules or the Company's Certificate of Incorporation for adoption of this Agreement and the approval of the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (sometimes referred to herein as the "Requisite Approval").

        5.21    Certain Payments.     Except as disclosed in Section 5.21 of the Company Disclosure Schedule, no Company Benefit Plan or employment arrangement, and no contractual arrangements between the Company or any of its Subsidiaries and any third party, exists that could result in the payment to any current, former or future director, officer, shareholder or employee of the Company or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or a Company Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

        5.22    Assets.     The Company has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company or any Company Subsidiary and has good and marketable title to all other Company assets, in each case, free and clear of all Liens except for (i) defects or irregularities of title or encumbrances of a nature that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) Liens that secure obligations not yet due and payable, (iii) Liens associated with obligations reflected in the Company Reserve Report, and (iv) Liens disclosed in Section 5.22 of the Company Disclosure Schedule. Except as disclosed in Section 5.22 of the Company Disclosure Schedule, the oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Company Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and, to the best of the Company's knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries (as the case may be) have maintained all of their respective assets in working order and operating condition, subject only to ordinary wear and tear.

        5.23    Loans.     Section 5.23 of the Company Disclosure Schedule sets forth each currently outstanding loan exceeding $500,000 in principal amount made by the Company or any of its Subsidiaries to any Person.

        5.24    Oil and Gas Reserves.     The Company has furnished to HP Co. a copy of a reserve report prepared by the Company containing estimates of the oil and gas reserves, as of September 30, 2001 (the "Company Reserve Report"), that are owned by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the factual non-interpretative data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate as of September 30, 2001 and incorporates the following: (i) the interests owned by the Company and its Subsidiaries as of such date, (ii) the historic costs of operating the properties, (iii) all historic production and cost data adjusted for all oil and/or gas imbalances due, (iv) all tests and operations on the properties of which the Company was aware as of such date, (v) all capital costs reasonably expected by the Company as of such date to be necessary to operate, develop and plug and abandon the properties, and (vi) the Company's reasonable good faith estimates of future operating costs with respect to the properties.

        5.25    Derivative Transactions.     Except as set forth in Section 5.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any material Derivative Transaction pursuant to which it has a continuing financial liability or obligation. All Derivative Transactions entered into by the Company or any of its Subsidiaries that are currently open were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.

ARTICLE 6

COVENANTS AND AGREEMENTS

        6.1    Conduct of Business by the Company Pending the Merger.     Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.1 of the Company Disclosure Schedule or to the extent that HP Co. shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the Company agrees as to itself and its Subsidiaries as follows:

          (a)    Ordinary Course.    Each of the Company and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business.

          (b)    Dividends; Changes in Stock.    The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than the Company or its wholly owned Subsidiaries), as the case may be, of the applicable corporation are owned directly or indirectly by the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock).

          (c)    Issuance of Securities.    The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options that are outstanding on the date hereof pursuant to the Company Benefit Plans; (ii) the issuance of shares of Company Common Stock as the Company's matching contribution pursuant to the Company's 401(k) Plan; and (iii) issuances by a wholly owned Subsidiary of its capital stock to the Company.

          (d)    Governing Documents.    The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws in any manner that would hinder the consummation of the transactions contemplated by this Agreement.

          (e)    Acquisitions.    Other than (i) any single acquisition where the fair market value of the total consideration payable in any such acquisition does not exceed $3.5 million, and (ii) any series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $10 million in the aggregate, the Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, the Company shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f)    Dispositions.    The Company shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related or unrelated transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets that individually has a fair market value in excess of $1 million or in the aggregate have a fair market value in excess of $2 million other than dispositions in the ordinary course of business consistent with past practice; provided, that the Company shall not consummate or agree to consummate any such transaction with respect to any securities of any of its Subsidiaries.

          (g)    Indebtedness; Leases.    The Company shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness under the Credit Agreement dated as of November 12, 1999 among the Company, Bank of America, N.A., Bank One, NA, Banc of America Securities LLC and certain other financial institutions, as amended from time to time; provided, however, that the aggregate outstanding indebtedness under such credit agreement shall not exceed $45 million (exclusive of indebtedness incurred to fund (A) costs related to the transactions contemplated by this Agreement and (B) payments made to Company executives pursuant to non-compete, employment and severance agreements and similar agreements and arrangements).

          (h)    Capital Expenditures.    Except as required by law, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) make any individual capital expenditure in excess of $1.5 million, or (ii) make aggregate capital expenditures in excess of $27.5 million, in each case other than capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance).

          (i)    Employee Arrangements.    The Company and its Subsidiaries shall not:

              (i)  grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

            (ii)  pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

            (iii)  except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or employee; or

            (iv)  except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (j)    Compliance with Laws; Licenses.    The Company shall not, nor shall it permit any of its Subsidiaries to: (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business, except for any such failure to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of a material portion of the business of such party, any facilities associated therewith or any other business.

          (k)    No Liquidation or Dissolution.    The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

          (l)    Accounting Methods.    The Company shall not make any material change in its methods of accounting in effect at September 30, 2001, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by the Company's independent auditors and (ii) that the Company may change its method of calculating depreciation, depletion and amortization expense from the "future gross revenue" method to the "units-of-production" method. The Company shall not change its fiscal year.

          (m)    Affiliate Transactions.    The Company shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective Affiliates, other than with wholly owned Subsidiaries of the Company, on terms materially less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (n)    Contracts.    The Company shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which it or any of its Subsidiaries is a party or waive, release or assign any material rights or claims. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any Contract not in the ordinary course of business involving total consideration of $500,000 or more with a term longer than one year which is not terminable by the Company or any such Subsidiary of the Company without penalty upon no more than 30 days' prior notice.

          (o)    Insurance.    The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses; provided, however, that the Company may self-insure with respect to operators' extra expense insurance, physical damage to well site real and personal property insurance and business interruption insurance.

          (p)    Tax Matters.    The Company shall not (i) make or rescind any material express or deemed election relating to Taxes unless such action will not materially and adversely affect the Company or any of its Affiliates, or the Surviving Corporation on a going-forward basis after the Effective Date, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not result in a Material Adverse Effect on the Company, (iii) amend any material Tax Returns, except where such amendment would not adversely affect the Company or any of its Affiliates, or the Surviving Corporation on a going-forward basis after the Effective Date or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2001, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on the Company; provided, however, that the Company may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without HP Co.'s prior written consent if the amount of Tax liabilities relating to such action does not exceed $500,000.

          (q)    Discharge of Liabilities.    Unless otherwise provided in this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, or incurred in the ordinary course of business.

          (r)    Tax Treatment.    The Company shall not take or cause or permit to be taken any action (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or a tax-free transaction under Section 368 of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

          (s)    Advice of Changes.    Subject to the provisions of the Confidentiality Agreement, the Company shall promptly advise HP Co. and Spinco orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on the Company.

          (t)    No Action.    Subject to the terms and conditions of this Agreement, the Company shall not, nor will it permit any of its Subsidiaries to, intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied at the Effective Time.

          (u)    Hedging Activities.    The Company shall not, nor shall it permit any of its Subsidiaries to, enter into (i) any Derivative Transaction or (ii) any fixed price commodity sales agreement with a term of more than 60 days.

          (v)    Net Working Capital.    The Company shall not permit its net working capital, calculated in accordance with GAAP applied on a basis consistent with past practice and exclusive of current maturities of long-term debt, to be less than negative $5 million.

          (w)    Agreements.    The Company shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

        6.2    Conduct of Business by Spinco and HP Co. Pending the Merger.     Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.2 of the Spinco Disclosure Schedule or to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), HP Co. and Spinco severally agree as follows:

          (a)    Ordinary Course.    HP Co. (in regard to the Spinco Business only) and each of Spinco and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. Spinco shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business. Prior to the Effective Time and except as specifically contemplated by this Agreement or as mutually approved in writing by Spinco and the Company, Spinco shall cause Merger Sub not to conduct any business operations, enter into any Contract (other than this Agreement), acquire any assets or incur any liabilities.

          (b)    Dividends; Changes in Stock.    Spinco shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as contemplated by the Distribution Agreement or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock). This Section 6.2(b) shall not in any way preclude or otherwise limit payments of cash by Spinco to HP Co. with respect to Spinco's liability for Taxes and payments of estimated Taxes.

          (c)    Issuance of Securities.    Spinco shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of Spinco's capital stock or capital stock of any Spinco Subsidiary of any class, any Spinco Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Spinco Voting Debt or convertible securities, other than (i) pursuant to this Agreement, pursuant to the other Transaction Agreements and pursuant to the Spinco Plan; and (ii) issuances by a wholly owned Subsidiary of Spinco of its capital stock to Spinco. Without limiting the foregoing, HP Co. shall not issue, deliver or sell, or authorize or propose to issue, deliver or sell any additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock pursuant to the Employee Benefits Agreement.

          (d)    Governing Documents.    Spinco shall not amend or propose to amend Spinco's Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws except as explicitly provided herein, in the Distribution Agreement or otherwise, in each case with a Company Consent.

          (e)    Acquisitions.    Other than (i) any single acquisition where the fair market value of the total consideration payable in any such acquisition does not exceed $3.5 million and (ii) any series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $10 million in the aggregate, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, HP Co. shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f)    Dispositions.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, in a single transaction or a series of related or unrelated transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets that individually has a fair market value in excess of $1 million or in the aggregate have a fair market value in excess of $2 million other than dispositions in the ordinary course of business consistent with past practice, except as otherwise provided in this Agreement and the other Transaction Agreements; provided, that HP Co. shall not consummate or agree to consummate any such transaction with respect to any securities of Spinco or any of its Subsidiaries.

          (g)    Indebtedness; Leases.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness of Spinco to HP Co.; provided, however, that the aggregate outstanding indebtedness of Spinco to HP Co. shall not exceed $20 million (exclusive of indebtedness incurred to fund (A) costs related to the transactions contemplated by this Agreement and (B) payments made to executives who are Continuing Spinco Employees pursuant to non-compete, employment and severance agreements and similar agreements and arrangements).

          (h)    Capital Expenditures.    Except as required by law, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, (i) make any individual capital expenditure in excess of $1.5 million or (ii) make aggregate capital expenditures in excess of $27.5 million, in each case other than capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance).

          (i)    Employee Arrangements.    HP Co. (in regard to the Spinco Employees only) shall not, and Spinco shall not, nor shall HP Co. (in regard to the Spinco Employees only) or Spinco permit any of their respective Subsidiaries to:

              (i)  grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

            (ii)  pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

            (iii)  except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or employee; or

            (iv)  except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (j)    Compliance with Laws; Licenses.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business, except for any such failure to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of a material portion of the business of Spinco or its Subsidiaries, any facilities associated therewith, the Spinco Business, or any other business.

          (k)    No Liquidation or Dissolution.    Neither HP Co. nor Spinco shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco or any of its Subsidiaries.

          (l)    Accounting Methods.    Neither HP Co. (in regard to the Spinco Business only) nor Spinco shall make any material change in HP Co.'s methods of accounting in effect at September 30, 2001, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by HP Co.'s or Spinco's independent auditors or (ii) as otherwise agreed to in this Agreement.

          (m)    Affiliate Transactions.    Except as provided in this Agreement and the other Transaction Agreements, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall HP Co. (in regard to the Spinco Business only) or Spinco permit any of their respective Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective Affiliates, other than with wholly owned Subsidiaries of Spinco, on terms materially less favorable to Spinco or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (n)    Contracts.    Neither HP Co. nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which Spinco or any of its Subsidiaries is a party or which otherwise is or will be, a Spinco Asset, or waive, release or assign any material rights or claims which is or will be a Spinco

  Asset. Neither HP Co. nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, enter into any Contract to which Spinco or any of its Subsidiaries will be a party or which otherwise will be a Spinco Asset, which Contract is not in the ordinary course of business, involves total consideration of $500,000 or more, has a term longer than one year and which is not terminable by Spinco or any such Subsidiary of Spinco without penalty upon no more than 30 days' prior notice.

          (o)    Insurance.    HP Co. and Spinco shall, and shall cause their respective Subsidiaries to, maintain with financially responsible insurance companies insurance for the Spinco Business and the Spinco Assets in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          (p)    Tax Matters.    HP Co. and Spinco shall not (i) make or rescind any material express or deemed election relating to Taxes of Spinco or the Spinco Business unless such action will not materially and adversely affect Spinco or the Surviving Corporation on a going-forward basis after the Effective Date, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where HP Co. or Spinco has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of Spinco or the Spinco Business, except where such settlement or compromise will not result in a Material Adverse Effect on Spinco or the Spinco Business, (iii) amend any material Tax Returns of Spinco or relating to the Spinco Business or (iv) change in any material respect any method of reporting income or deductions of Spinco or the Spinco Business for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending September 30, 2001, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on Spinco or the Spinco Business, provided, however, that Spinco may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without the Company's prior written consent if the amount of Tax liabilities relating to such action does not exceed $500,000.

          (q)    Discharge of Liabilities.    Unless otherwise provided in this Agreement, HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall HP Co. (in regard to the Spinco Business only) or Spinco permit any of their respective Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Spinco included in the Spinco Financial Statements, or incurred in the ordinary course of business.

          (r)    Tax Treatment.    Neither HP Co. nor Spinco shall take or cause or permit to be taken any action (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or a tax-free transaction under Section 368 of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

          (s)    Advice of Changes.    Subject to the provisions of the Confidentiality Agreement, HP Co. and Spinco shall promptly advise the Company orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on the Spinco Business or Spinco.

          (t)    No Action.    Neither HP Co. nor Spinco shall, nor will they permit any of their respective Subsidiaries to, intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in this Agreement or the other Transaction Agreements being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied at the Effective Time.

          (u)    Other Transaction Agreements.    At or prior to the Distribution Date, HP Co. and Spinco shall execute and deliver the Transition Services Agreement.

          (v)    Hedging Activities.    HP Co. (in regard to the Spinco Business only) shall not, and Spinco shall not, nor shall they permit any of their respective Subsidiaries to, enter into (i) any Derivative Transaction or (ii) any fixed price commodity sales agreement with a term of more than 60 days.

          (w)    Net Working Capital.    HP Co. and Spinco shall not permit the net working capital of the Spinco Business, calculated in accordance with GAAP applied on a basis consistent with the preparation of the 2001 Financial Statements and exclusive of current maturities of long-term debt, to be less than negative $10 million.

          (x)    Agreements.    Neither HP Co. nor Spinco shall, nor shall they permit any of their respective Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

        6.3    Proxy Statement/Prospectus.

          (a)  As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Spinco shall prepare and file the Registration Statements (the Proxy Statement/Prospectus will be included as a prospectus in the Registration Statement on Form S-4) with respect to the transactions contemplated by this Agreement, and each of the Company and Spinco shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statements declared effective by the SEC under the Securities Act and the Exchange Act, as the case may be, as promptly as practicable after such filings.

          (b)  As promptly as practicable after the Registration Statements shall have become effective, the Company shall mail the Proxy Statement/Prospectus to its shareholders.

          (c)  No amendment or supplement to the Proxy Statement/Prospectus or any Registration Statement will be made by Spinco or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Spinco and the Company each will advise the other, promptly after they receive notice thereof, of the time when any Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Spinco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or any Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d)  If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus or the Registration Statements containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statements, Spinco and the Company shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail to the Company's stockholders each such amendment or supplement.

        6.4    Cooperation.     HP Co., Spinco and the Company shall together, or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them, take action as follows:

          (a)  Spinco shall take all such action as may reasonably be required under state securities or "blue sky" laws in connection with the issuance of shares of Spinco Common Stock pursuant to the Merger;

          (b)  HP Co., Spinco and the Company shall cooperate with one another to the extent reasonably necessary or commercially appropriate in promptly making any filings with, and seeking any consents or approvals from, Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement;

          (c)  As promptly as practicable, Spinco shall make application to the NYSE for the listing or quotation of the shares of Spinco Common Stock to be issued pursuant to the transactions contemplated by this Agreement and the Distribution Agreement and use all commercially reasonable efforts to cause such shares to be Approved for Listing;

          (d)  HP Co., Spinco and the Company shall, as promptly as practicable, make any required filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice; and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party's outside counsel) so as to reduce the length of any review periods;

          (e)    IRS Rulings.    In connection with the Distribution, HP Co. shall use its reasonable best efforts in seeking, as promptly as practicable, a private letter ruling from the IRS to the effect that the contribution of assets to Spinco prior to the Distribution will qualify as a tax-free transaction to HP Co. and Spinco under Section 368 of the Code and the Distribution will qualify as a tax-free transaction to HP Co. and its shareholders under Sections 355 of the Code (the "IRS Rulings"). Prior to filing with the IRS, HP Co. shall furnish the Company with a draft of the ruling request letter, and the Company shall promptly review and comment on such draft. HP Co. shall reasonably consider any comments provided by the Company. In any event, HP Co. shall keep the Company informed of the status of the IRS Ruling request. The Company shall cooperate with and use its reasonable best efforts to assist HP Co. in connection with the IRS Ruling request, including the provision of any representations, covenants and "penalties of perjury" statements to the IRS; and

          (f)    HP Co., Spinco and the Company shall promptly provide outside counsel for the other parties for their confidential review copies of all filings proposed to be made by such party with any Governmental Authority in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.

        6.5    Letter of Spinco's Accountants.     In connection with the information regarding Spinco or its Subsidiaries or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, Spinco shall use all commercially reasonable efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP, dated the date on which the Registration Statement on Form S-4 shall become effective and as of the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

        6.6    Letter of the Company's Accountants.     In connection with the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/

Prospectus and the Registration Statements, the Company shall use all commercially reasonable efforts to cause to be delivered to Spinco a letter of KPMG LLP, dated the date on which the Registration Statement on Form S-4 shall become effective and as of the Effective Time and addressed to HP Co. and Spinco, in form and substance reasonably satisfactory to HP Co. and Spinco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

        6.7    HP Co./Spinco Employee Stock Options, Incentive and Benefit Plans.     Spinco and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and any acquisitions of Spinco Common Stock, as the case may be, resulting from the transactions contemplated by this Agreement by each officer or director of the Company or Spinco who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        6.8    Employee Benefit Plans.     Spinco and the Company shall take all acts necessary to cause the Company Employees who remain employed by the Company or its Affiliates after the Effective Time ("Continuing Company Employees") to participate in the benefit plans maintained by Spinco as of the Effective Time (the "Surviving Corporation Benefit Plans") on a basis no less favorable than that applicable to similarly situated Spinco Employees who remain employed by Spinco or its Affiliates after the Distribution Date (the "Continuing Spinco Employees"). The Company shall take all acts necessary to provide that, except as otherwise provided in subsection (d) below, no person shall accrue any additional benefit under any Company Benefit Plan on or after the Closing Date.

          (b)  Spinco shall not establish or maintain effective as of the Effective Time any plan providing retiree medical benefits, any defined benefit pension plan, or any plan providing supplemental executive retirement benefits that is not an individual account plan.

          (c)  Spinco and the Company shall cause each Continuing Company Employee to be given full credit for all service with the Company and its Affiliates before the Effective Time for all purposes under any Surviving Corporation Benefit Plan (except to the extent necessary to avoid the duplication of benefits). For purposes of determining the terms and conditions of a Continuing Company Employee's participation in any Surviving Corporation Benefit Plan that is an employee welfare benefit plan (the "Spinco Welfare Plans"), Spinco shall, and shall cause its Affiliates to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Continuing Company Employee or his or her dependents under the Spinco Welfare Plans, other than to the extent limitations or waiting periods that are already in effect with respect to the Continuing Company Employee or his or her dependents have not been satisfied as of the Effective Time under the corresponding welfare benefit plans maintained for the Continuing Company Employee immediately before the Effective Time, and (ii) provide each Continuing Company Employee with credit for any co-payments and deductibles paid in the year of the Closing before the Effective Time in satisfying any deductible or out-of-pocket requirements under the Spinco Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

          (d)  (i) Effective as of the Closing Date, Spinco shall assume the Company's Deferred Compensation Plan and shall extend participation in such plan to all executives of Spinco identified in Section 6.8(d)(i) of the HP Co. Disclosure Schedule.

            (ii)  Effective as of the Closing Date, Spinco shall assume the Company's obligation to provide transportation benefits to certain Continuing Company Employees on the same basis that such employees were entitled to such benefits immediately before the Effective Time, provided that Spinco shall not be prohibited, in its sole discretion, from amending the terms on which such benefits are provided or from terminating such benefits altogether.

            (iii)  On and after the Closing Date, Spinco shall assume, or cause the Company to honor and perform, all obligations of the company pursuant to the Income Continuance Plan and Employment Agreements set forth in Section 6.8(d)(iii) of the Company Disclosure Schedule.

          (e)  As soon as practicable after the Closing Date (but in any event not before any required filings with the IRS have become effective), Spinco and the Company shall take all steps necessary to cause the merger of the Company's 401(k) Plan with and into a plan maintained by Spinco under Sections 401(a) and 401(k) of the Code.

          (f)    Except as otherwise set forth in Section 2.9 or 6.7, in the case of Company Benefit Plans under which the employees' interests are based upon Company Common Stock or the market price thereof, such interests shall, from and after the Effective Time, be based on Spinco Common Stock in accordance with the principles of Section 2.9.

          (g)  Effective as soon as practicable following the Closing, the Company shall transfer to Spinco and Spinco shall accept the flexible spending account elections and account liabilities (maintained pursuant to Code Sections 105 and 129) of the Company Employees under the Company's flexible spending arrangement, and the Company shall transfer to Spinco the aggregate net cash amount (determined immediately prior to the Closing) for contributions paid (but not yet reimbursed) by or on behalf of the Company Employees under such flexible spending arrangement.

          (h)  The Company hereby acknowledges that it consents to, and shall cause any action required on its behalf to implement, the transactions contemplated by the Employee Benefits Agreement.

          (i)    HP Co. and the Company agree to cooperate in good faith and use their reasonable best efforts to assist Spinco in establishing the plans and taking the other actions contemplated in this Section 6.8. In addition, it is the intention of the parties that, prior to the Closing Date, Spinco, HP Co. and the Company shall use their reasonable best efforts to establish additional mutually acceptable arrangements concerning Spinco employee compensation and benefit arrangements not specifically addressed herein, including, without limitation, incentive compensation and equity grant policies, funding arrangements for deferred compensation, vacation policies and other fringe benefits.

        6.9    Investigation.     Upon reasonable notice, each of HP Co., Spinco, Merger Sub and the Company shall afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' plants, properties, Contracts, commitments, books, records (including Tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all commercially reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder. No investigation made at any time by or on behalf of any of the Company, HP Co., Spinco or Merger Sub shall affect the representations and warranties of the parties hereto.

        6.10    Reasonable Efforts; Further Assurances.

          (a)  Subject to the terms and conditions of this Agreement, each of HP Co., Spinco, Merger Sub and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using all commercially reasonable efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Without limiting the generality of the foregoing, HP Co., Spinco, Merger Sub and the Company agree to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required to consummate the Merger (including through any required compliance with the HSR Act and any applicable foreign government reporting requirements) and to respond to any government requests for information. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

          (b)  Subject to Section 6.10(a), in case at any time any further action is reasonably necessary to carry out the purposes of this Agreement, HP Co., Spinco and the Company shall take all such commercially reasonable necessary action.

        6.11    No Solicitation by the Company.

          (a)  The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any Company Subsidiary shall, and that it will cause its and each Company Subsidiary's officers, directors, employees, advisors and agents not to, directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement a Company Acquisition Proposal or agree to, recommend or accept a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company's Board of Directors from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person an unsolicited Company Superior Proposal (as defined below), (ii) the Company's Board of Directors determines in good faith (after consultation with its legal and financial advisors) that its failure to do so might reasonably be deemed to violate the Company's Board of Directors' obligation to comply with its fiduciary duties to the Company's shareholders under applicable law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company's Board of Directors receives from such Person a customary and reasonable executed confidentiality agreement and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company's Board of Directors notifies HP Co. promptly of such inquiries, proposal or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their officers, directors, employees, advisors and agents indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal.

          (b)  Notwithstanding the foregoing, prior to the adoption of this Agreement by the holders of Company Common Stock, the Board of Directors of the Company may, if it has received a Company Superior Proposal, and if it concludes in good faith (after consultation with its legal and financial advisors) that failure to do so might reasonably be deemed to violate its obligations to comply with its fiduciary duties to the Company's shareholders under applicable law, approve or recommend such Company Superior Proposal or, subject to compliance with the requirements of Section 8.3(b), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Company Superior Proposal) but only at a time that is after the third business day following HP Co.'s receipt of written notice from the Company advising HP Co. that the Board of Directors of the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's shareholders than the Merger.

          (c)  Nothing in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its legal and financial advisors), it is advisable to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.11(b), approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal.

        6.12    Director and Officer Indemnification; Insurance.

          (a)  From and after the Effective Time, Spinco shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company and each Subsidiary of the Company and each person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement with approval of the indemnifying party (which approval shall not be unreasonably delayed or withheld) in connection with any Action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such Action: (i) Spinco shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Spinco, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) Spinco will cooperate in the defense of any such Action; provided, however, Spinco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Spinco shall not be obligated pursuant to this Section 6.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in a single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group (which counsel shall be reasonably acceptable to Spinco). In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify Spinco thereof (provided, that failure to so notify Spinco will not affect the obligations of Spinco except to the extent that Spinco shall have been materially prejudiced as a result of such failure). Notwithstanding the foregoing, nothing contained in this Section 6.12 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of Spinco under Delaware law, assuming for such purposes that Spinco's Certificate of Incorporation and Bylaws provide for the maximum indemnification permitted by law.

          (b)  Without limiting the rights that any indemnified person may have under applicable law, the parties agree that all rights of indemnification existing as of the date hereof as provided in the respective charter and bylaws of the Company and Spinco shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (c)  For a period of six years following the Effective Time, Spinco shall cause to be maintained directors' and officers' liability insurance policies covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing directors' and officers' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such insurance with respect to claims arising from facts or events that occurred up to and including the Effective Time to the extent available; provided, however, that Spinco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further, that Spinco shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof and, if such insurance is not available within such limit, Spinco shall be required to obtain only such insurance as is available within such limit.

          (d)  This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on Spinco and the Company and their respective successors and assigns. In the event Spinco or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Spinco or the Company, as the case may be, honor the indemnification obligations set forth in this Section 6.12.

        6.13    Rule 145 Affiliates.     The Company shall, at least 10 days prior to the Effective Time, cause to be delivered to Spinco a list, reviewed by its counsel, identifying all persons who are, in its reasonable judgment, at the time of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a "Rule 145 Affiliate"). The Company shall furnish such information and documents as Spinco may reasonably request for the purpose of reviewing such list. The Company shall use all commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section 6.13 to execute a written agreement (each, a "Rule 145 Affiliate Agreement"), substantially in the form of Exhibit E to this Agreement, at or prior to the Effective Time.

        6.14    Public Announcements.     HP Co. and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

        6.15    Defense of Litigation.     Each of HP Co., Spinco, Merger Sub and the Company shall use all commercially reasonable efforts to defend against all Actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions. None of HP Co., Spinco, Merger Sub or the Company shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of HP Co., Spinco and the Company shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.15 to the same extent as if such Person was a party.

        6.16    Notification.

          (a)  From time to time prior to the Effective Time, each of HP Co., Spinco and the Company shall supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to complete or correct (i) any information in such Disclosure Schedule that is or has been rendered untrue, inaccurate, incomplete or misleading, (ii) any representation or warranty of such party in this Agreement that contains a qualification as to materiality or Material Adverse Effect that has been rendered untrue or inaccurate, in any respect, thereby or (iii) any representation or warranty of such party in this Agreement that is not so qualified and that has been rendered untrue or inaccurate, in any material respect, thereby. Delivery of such supplements shall be for informational purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder. Such supplements shall not constitute a part of the HP Co. Disclosure Schedule, the Spinco Disclosure Schedule or the Company Disclosure Schedule, as the case may be, for purposes of this Agreement.

          (b)  Each of HP Co., Spinco, Merger Sub and the Company shall give prompt notice to the other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or is reasonably likely to cause (i) any covenant or agreement of such party contained in this Agreement not to be performed or complied with, in any material respect or (ii) any condition contained in Article 7 to become incapable of being fulfilled at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.16(b) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (c)  Each of the parties hereto shall keep the others informed on a timely basis as to the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto.

        6.17    Obligations of Merger Sub.     Each of HP Co. and Spinco shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

        6.18    Conveyance Taxes.     Spinco and the Company shall be liable for and shall hold the holders of shares of Company Common Stock who are holders of shares of Company Common Stock immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this

Agreement. The parties acknowledge that this Section 6.18 is specifically intended to benefit the holders of shares of the Company Common Stock who are holders of shares of Company Common Stock immediately prior to the Effective Time.

        6.19    Accounting Matters.     The parties will use their commercially reasonable efforts to ensure that, following the Effective Time, Spinco will establish a fiscal year ending on December 31.

        6.20    Rights Plans.

          (a)  Spinco will issue, in accordance with the Rights Agreement, dated as of the date hereof, between Spinco and UMB Bank, N.A. (the "Spinco Rights Agreement"), preferred share purchase rights (the "Spinco Rights") to the holders of Spinco Common Stock as of the Distribution Date. Prior to the earlier of the Effective Time and the Termination Date, Spinco will not amend the Spinco Rights Agreement or redeem the Spinco Rights. HP Co. and Spinco jointly and severally represent and warrant to the Company that they have taken all action necessary to render the Spinco Rights inapplicable to this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

          (b)  The Company will issue, in accordance with the Rights Agreement, dated as of the date hereof, between the Company and A.G. Edwards & Sons, Inc. (the "Company Rights Agreement"), common share purchase rights (the "Company Rights") to the holders of Company Common Stock as of March 7, 2002. Prior to the earlier of the Effective Time and the Termination Date, the Company will not amend the Company Rights Agreement or redeem the Company Rights. The Company represents and warrants to HP Co. that it has taken all action necessary to render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and to cause the Company Rights to expire immediately prior to the Effective Time.

        6.21    Transition Services Agreement.     Promptly following the date hereof, HP Co. and the Company will discuss the scope, nature, term and pricing of the transition services to be provided by HP Co. to Spinco following the Effective Time pursuant to the Transition Services Agreement. HP Co. and the Company will negotiate in good faith with respect thereto and prior to the Effective Time HP Co. and Spinco will enter into the Transition Services Agreement in a form reasonably satisfactory to HP Co. and the Company.

ARTICLE 7

CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Spinco, HP Co., Merger Sub and the Company to Effect the Merger.     The respective obligations of Spinco, HP Co., Merger Sub and the Company to consummate the Merger shall be subject to the fulfillment (or waiver by HP Co. and the Company) at or prior to the Effective Time of the following conditions:

          (a)  At least one day prior to the Effective Time, the Distribution shall have been consummated in accordance with the Distribution Agreement and the conditions to the consummation of the Distribution set forth in Section 9.1 of the Distribution Agreement shall have been satisfied or shall have been waived with a Company Consent;

          (b)  All material consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in effect at the Effective Time;

          (c)  Any applicable waiting period (including any extended waiting period arising as a result of a request for additional information by either HSR Agency) under the HSR Act shall have expired or been terminated;

          (d)  The Registration Statements shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock to be issued in connection with the Merger shall have been obtained and shall be in effect; and such shares of Spinco Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been Approved for Listing;

          (e)  The Requisite Approval shall have been obtained;

          (f)    No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Distribution or the Merger;

          (g)  No Action by any Governmental Authority with respect to the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on Spinco or the Company with respect thereto;

          (h)  No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the consummation of the Merger or (ii) impose material restrictions or requirements thereon or on Spinco or the Company with respect thereto; and

          (i)    The IRS Rulings shall continue to be valid and in full force and effect.

        7.2    Additional Conditions to the Obligations of HP Co., Spinco and Merger Sub.     The obligation of HP Co., Spinco and Merger Sub to consummate the Merger shall be subject to the fulfillment (or waiver by HP Co.) at or prior to the Effective Time of the following additional conditions:

          (a)  The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement (which for purposes of this Section 7.2(a) shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Spinco or the Company or (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b)  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required for the consummation of the Merger under any Contract to which the Company shall be a party or by which its properties and assets are bound, except (i) where the failure to so obtain such consents and approvals, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) to the extent that alternative arrangements (reasonably acceptable to HP Co.) relating to the failure to obtain any such consent or approval are otherwise provided for;

          (c)  The Company shall have delivered to HP Co. a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsection (a) of this Section 7.2; and

          (d)  HP Co. and Spinco shall have received either an opinion of Skadden, Arps, Slate, Meagher & Flom LLP or a private letter ruling from the IRS, a copy of which will be furnished to the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, the Company and others.

        7.3    Additional Conditions to the Obligations of the Company.     The obligation of the Company to consummate the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following additional conditions:

          (a)  Spinco and HP Co. shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Spinco and HP Co. contained in this Agreement (which for purposes of this Section 7.3(a) shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business, Spinco or the Company or (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b)  HP Co. and Spinco shall have obtained the consent or approval of each Person whose consent or approval shall be required for the consummation of the Merger under any Contract to which Spinco shall be a party or by which its properties and assets (including the Spinco Assets) are bound, except (i) where the failure to so obtain such consents and approvals, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business or Spinco or (ii) to the extent that alternative arrangements (reasonably acceptable to the Company) relating to the failure to obtain any such consent or approval are otherwise provided for;

          (c)  Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of HP Co. certifying the satisfaction of the conditions set forth in subsection (a) of this Section 7.3;

          (d)  The Company shall have received either an opinion from Shearman & Sterling or a private letter ruling from the IRS, a copy of which will be furnished to HP Co. and Spinco, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Shearman & Sterling may require and rely upon representations contained in certificates of officers of Spinco, Merger Sub, the Company and others;

          (e)  The Company shall be reasonably satisfied that the Contribution and Distribution have taken place in accordance with the terms set forth in the Distribution Agreement and the IRS Rulings; and

          (f)    Spinco and HP Co. shall have entered into the Transition Services Agreement and such agreement shall be in full force and effect.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVERS

        8.1    Termination.     This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time (notwithstanding the Requisite Approval, except in the case of Section 8.1(g)) as follows:

          (a)  by the mutual written consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such party;

          (b)  by any party hereto if the Effective Time shall not have occurred on or before November 25, 2002, provided that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a cause of, or contributed to, the failure of the Merger to have become effective on or before such date;

          (c)  by any party hereto if any court of competent jurisdiction or any other Governmental Authority shall have issued an Order restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, provided that, if the party seeking to terminate this Agreement pursuant to this clause (c) is a party to the applicable proceeding, such party shall have used all commercially reasonable efforts to remove such Order;

          (d)  by the Company if (i) either HP Co. or Spinco shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the respective representations and warranties of HP Co. or Spinco contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect at any time prior to the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Spinco Business, Spinco or the Company; provided that the right of the Company to terminate this Agreement pursuant to this subsection (d) shall not be available unless HP Co. and Spinco shall have been unable to cure such failure or such untruth for 30 calendar days after the Company shall have given HP Co. and Spinco notice of such failure or such untruth;

          (e)  by HP Co. if (i) the Company shall have failed to perform in any material respect any of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the representations and warranties of the Company contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect at any time prior to the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, the Spinco Business or Spinco; provided that the right of HP Co. to terminate this Agreement pursuant to this subsection (e) shall not be available unless the Company shall have been unable to cure such failure or such untruth for 30 calendar days after HP Co. shall have given the Company notice of such failure or such untruth;

          (f)    by HP Co. or the Company if, at the Company Stockholders' Meeting (including any adjournment, continuation or postponement thereof), the Requisite Approval shall not be obtained;

          (g)  by the Company in accordance with Section 6.11(b) hereof, provided that it has complied with all the provisions of Section 8.3(b); or

          (h)  by HP Co., if the Board of Directors of the Company (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company stockholders a Company Acquisition Proposal or resolved to do any of the foregoing.

        8.2    Effect of Termination.     In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except to the extent set forth in the last sentence of Section 9.1(a) and in Section 9.2), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 8.3; provided, that nothing in this Agreement shall relieve any party of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including attorneys' fees and the right to pursue any remedy at law or in equity.

        8.3    Termination Fee; Expenses.     Expenses Payable upon Breach. If this Agreement is terminated pursuant to one (but not both) of Section 8.1(d) or Section 8.1(e), then the breaching party shall promptly (but not later than five (5) business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the transactions contemplated by this Agreement and the Transaction Documents) not to exceed $2 million in the aggregate ("Out-of-Pocket Expenses").

          (b)  Termination Fee Payable in Certain Circumstances.

              (i)  In the event of termination of this Agreement by the Company pursuant to 8.1(g), the Company shall pay HP Co. a fee, in immediately available funds, in the amount of $10 million (the "Termination Fee") plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            (ii)  In the event that (A) any Person shall have made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(f) and (B) within 225 days after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, the Company shall pay the Termination Fee to HP Co., plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            (iii)  In the event that (A) this Agreement is terminated by HP Co. pursuant to Section 8.1(h) and (B) within 225 days after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, the Company shall pay the Termination Fee to HP Co., plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            (iv)  In the event that (A) any Person shall have made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b), and (B) within 225 days after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, the Company shall pay the Termination Fee to HP Co., plus Out-of-Pocket Expenses, and upon making such payment, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement; provided, that the Company shall not be obligated to pay the Termination Fee or the Out-of-Pocket Expenses pursuant to this Section 8.3(b)(iv) if (x) the Requisite Approval shall have been obtained prior to the termination of this Agreement pursuant to Section 8.1(b) and (y) no failure by the Company to perform any of its obligations under this Agreement required to be performed by it at or prior to such termination shall have been a cause of the failure of the Merger to have become effective on or prior to such termination.

  For purposes of Sections 8.3(b)(ii)(B), 8.3(b)(iii)(B) and 8.3(b)(iv)(B), the definition of Company Acquisition shall be deemed modified so that the percentages referenced in clauses (ii) and (iii) of such definition are 35% rather than 20%.

        8.4    Amendment.     This Agreement may be amended by HP Co., Spinco, Merger Sub and the Company at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by HP Co., Spinco and the Company

        8.5    Waivers.     At any time prior to the Effective Time, HP Co., Spinco and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by HP Co., Spinco or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of HP Co., Spinco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS

        9.1    Survival of Representations, Warranties and Agreements; Indemnification.     The covenants and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time in accordance with their respective terms. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

          (b)  Following the Effective Time, HP Co. will indemnify, defend and hold harmless Spinco, the Company and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such person being hereinafter referred to as a "Controlling Person"), Spinco or the Company from and against, and pay or reimburse each of the foregoing for, all losses, claims, damages, liabilities, actions, costs and expenses, joint or several, including reasonable attorneys' fees (collectively, "Losses"), arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that HP Co. shall not be responsible for information provided by the Company as to itself and its Subsidiaries specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

          (c)  Following the Effective Time, Spinco will indemnify, defend and hold harmless HP Co. and each Controlling Person of HP Co. from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by the Company as to itself and its Subsidiaries specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

        9.2    Expenses.     Except as otherwise provided in the Distribution Agreement or in Section 8.3, whether or not the Merger or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that the Company and HP Co. each shall pay one-half of all expenses relating to printing, filing and mailing the Registration Statements and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statements and the Proxy Statement/Prospectus.

        9.3    Notices.     All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        If to Spinco (prior to the Effective Time) or HP Co., to:

  Helmerich & Payne, Inc.
  Twenty First at Utica
  Tulsa, Oklahoma 74114
  Attn: General Counsel
  Facsimile: (718) 743-2671

        with a copy to (which shall not constitute effective notice) to:

  Skadden, Arps, Slate, Meagher & Flom LLP
  1440 New York Avenue, NW
  Washington, D.C. 20005
  Attn: Michael P. Rogan
            C. Kevin Barnette
  Facsimile: (202) 393-5760

        If to Spinco (following the Effective Time), to:

  Key Production Company, Inc.
  707 Seventeenth Street
  Suite 3300
  Denver, CO 80202
  Attn: General Counsel
  Facsimile: (303) 295-3494

        with a copy (which shall not constitute effective notice) to:

  Holme Roberts & Owen LLP
  1700 Lincoln Street, Suite 4100
  Denver, CO 80203
  Attn: Thomas A. Richardson
  Facsimile: (303) 866-0200

        and to:

  Shearman & Sterling
  Broadgate West
  9 Appold Street
  London EC2A 2AP
  United Kingdom
  Attn: Bonnie Greaves
  Facsimile: (011 44) 20 7655 5500

  If to the Company, to:

  Key Production Company, Inc.
  707 Seventeenth Street
  Suite 3300
  Denver, CO 80202
  Attn: General Counsel
  Facsimile: (303) 295-3494

        with a copy (which shall not constitute effective notice) to:

  Holme Roberts & Owen LLP
  1700 Lincoln Street, Suite 4100
  Denver, CO 80203
  Attn: Thomas A. Richardson
  Facsimile: (303) 866-0200

        and to:

  Shearman & Sterling
  Broadgate West
  9 Appold Street
  London EC2A 2AP
  United Kingdom
  Attn: Bonnie Greaves
  Facsimile: (011 44) 20 7655 5500

        9.4    Certain Construction Rules.     The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. Any matter disclosed in any particular Section or Subsection of the Spinco Disclosure Schedule, the HP Co. Disclosure Schedule or the Company Disclosure Schedule shall be deemed to have been disclosed in any other Section or Subsection of Articles 3, 4, 5 or 6 of this Agreement, as applicable, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent. For avoidance of doubt, "consistent with past practice" when used with respect to Spinco or any of its Subsidiaries shall mean the past practice of HP Co.

        9.5    Severability.     If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, HP Co., Merger Sub and the Company that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

        9.6    Assignment; Binding Effect.     Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, HP Co., Merger Sub or the Company (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco, HP Co., Merger Sub and the Company and their respective successors and permitted assigns.

        9.7    No Third Party Beneficiaries.     Except as provided in Sections 2.2, 2.8, 2.10, 6.12 and 6.18 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than HP Co., Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof after the Effective Time. Subject to Section 6.12, Spinco shall reimburse all expenses, including reasonable attorneys' fees, that are incurred by any Person who prevails in any litigation or other proceeding required to enforce the obligations of the Surviving Corporation and Spinco under the Third Party Provisions.

        9.8    Limited Liability.     Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, HP Co., Merger Sub or the Company, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, HP Co., Merger Sub and the Company, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

        9.9    Entire Agreement.     This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Schedules are expressly made a part of, and incorporated by reference into, this Agreement. Each section of the Company Disclosure Schedule, the HP Co. Disclosure Schedule and the Spinco Disclosure Schedule qualifies the corresponding numbered representation and warranty or covenant to the extent specified therein, and any other representation, warranty or covenant to which such matter is relevant so long as the applicability of such matter to any such representation, warranty or covenant is reasonably apparent.

        9.10    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT

SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

        9.11    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, HP Co., Merger Sub and the Company, notwithstanding that not all parties are signatories to the original or the same counterpart.

        9.12    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        9.13    Waiver of Jury Trial.     Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any Action or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HELMERICH & PAYNE, INC.
By:	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer
HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.
By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President
MOUNTAIN ACQUISITION CO.
By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President
KEY PRODUCTION COMPANY, INC.
By:	/s/ F.H. MERELLI
Name:	F.H. Merelli
Title:	Chairman and CEO